EXHIBIT 2.1


                                                                  EXECUTION COPY
                                                                  --------------










                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                MEDAMICUS, INC.,

                              MEDACQUISITION, INC.,

                                   BIOMEC INC.

                                       AND

                           BIOMEC CARDIOVASCULAR INC.

                                   DATED AS OF

                                  JULY 21, 2003


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                                TABLE OF CONTENTS


ARTICLE 1  TRANSFER OF ASSETS..................................................1
   1.1      Assets to be Sold..................................................1
   1.2      Assumption and Exclusion of Liabilities............................4
   1.3      Transfer Documentation and Possession..............................5

ARTICLE 2 CONSIDERATION........................................................6
   2.1      Consideration......................................................6
   2.2      Closing Payment....................................................6
   2.3      2003 Contingent Payment............................................8
   2.4      2004 Contingent Payment............................................8
   2.5      Contingent Payment Provisions......................................8
   2.6      Allocation of Purchase Price......................................10

ARTICLE 3  CLOSING............................................................10
   3.1      The Closing.......................................................10
   3.2      Deliveries of Sellers.............................................10
   3.3      Deliveries of Buyer...............................................11
   3.4      Further Documents.................................................12

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SELLERS..........................12
   4.1      Authority; Organization and Qualification; Effect of Agreement....12
   4.2      Financial Statements..............................................13
   4.3      Absence of Certain Developments...................................13
   4.4      Inventory.........................................................15
   4.5      Accounts and Notes Receivable.....................................15
   4.6      Title to Assets...................................................15
   4.7      Patents, Trademarks and Copyrights................................15
   4.8      Assumed Contracts.................................................16
   4.9      Litigation........................................................16
   4.10     Compliance with Law: Permits......................................16
   4.11     Employee Benefit Plans............................................17
   4.12     Employees.........................................................17
   4.13     Environmental Matters.............................................18
   4.14     Real Estate.......................................................19
   4.15     Products; Regulation..............................................19
   4.16     Material Obligations..............................................20
   4.17     Brokerage.........................................................20
   4.18     Affiliated Transactions...........................................20
   4.19     Insurance.........................................................21
   4.20     Suppliers and Customers...........................................21
   4.21     Voting Requirement................................................21
   4.22     Full Disclosure...................................................21


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ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB........21
   5.1      Authority; Organization and Qualification; Effect of Agreement....22
   5.2      Absence of Certain Developments...................................23
   5.3      Patents, Trademarks and Copyrights................................23
   5.4      Litigation........................................................23
   5.5      Compliance with Laws..............................................23
   5.6      Products; Regulation..............................................24
   5.7      Brokerage.........................................................24
   5.8      Suppliers and Customers...........................................24
   5.9      Issuance of Shares................................................24
   5.10     Anti-Takeover Provisions..........................................25
   5.11     Capitalization....................................................25
   5.12     Buyer SEC Reports; Financial Statements...........................25
   5.13     Voting Requirement................................................26
   5.14     Acquisition Sub...................................................26
   5.15     Full Disclosure...................................................26

ARTICLE 6  COVENANTS..........................................................26
   6.1      Cooperation.......................................................26
   6.2      Conduct of Business...............................................26
   6.3      Access............................................................28
   6.4      Transactions in Buyer's Securities................................28
   6.5      Exclusivity.......................................................28
   6.6      Other Financial Statements........................................28
   6.7      Registration Statement, Joint Proxy Statement/Prospectus,
              and Related Matters.............................................28
   6.8      Patent and Trademark Assignments..................................30

ARTICLE 7  ADDITIONAL COVENANTS...............................................31
   7.1      Sales and Other Tax...............................................31
   7.2      Non-Competition...................................................31
   7.3      Non-Solicitation..................................................32
   7.4      Trade Name........................................................32
   7.5      Confidentiality...................................................32
   7.6      Board Representation..............................................33
   7.7      Transferred Employees.............................................33
   7.8      Insurance.........................................................34
   7.9      Unassignable Contracts............................................34
   7.10     Rule 145 Affiliates...............................................34
   7.11     Voting Agreement..................................................34
   7.12     Plan of Distribution..............................................34

ARTICLE 8  CONDITIONS TO BUYER'S OBLIGATION...................................35
   8.1      Representations, Warranties and Covenants of Sellers..............35
   8.2      No Prohibition....................................................35
   8.3      Deliveries........................................................35
   8.4      No Material Adverse Change........................................35


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   8.5      Shareholder Approval..............................................35
   8.6      Other Approvals and Consents......................................35
   8.7      Research Agreement................................................36
   8.8      Employment Agreements.............................................36
   8.9      Registration Statement............................................36

ARTICLE 9  CONDITIONS TO SELLERS OBLIGATIONS..................................36
   9.1      Representations, Warranties and Covenants of Buyer................36
   9.2      No Prohibition....................................................36
   9.3      Deliveries........................................................36
   9.4      No Material Adverse Change........................................36
   9.5      Shareholder Approval..............................................36
   9.6      Registration Statement............................................37
   9.7      Nasdaq National Market System.....................................37

ARTICLE 10  INDEMNIFICATION AND RELATED MATTERS...............................37
   10.1     Survival..........................................................37
   10.2     Indemnification by Sellers........................................37
   10.3     Indemnification by Buyer..........................................37
   10.4     Limitations.......................................................38
   10.5     Notice of Indemnification.........................................38
   10.6     Indemnification Procedure for Third-Party Claims..................38
   10.7     Right to Offset...................................................39
   10.8     Exclusive Remedy..................................................39

ARTICLE 11  TERMINATION PRIOR TO CLOSING......................................39
   11.1     Termination.......................................................39
   11.2     Effects of Termination............................................40
   11.3     Reimbursement.....................................................40

ARTICLE 12  MISCELLANEOUS.....................................................40
   12.1     Entire Agreement..................................................40
   12.2     Amendment; Waiver.................................................41
   12.3     Assignment........................................................41
   12.4     Headings; Usage...................................................41
   12.5     Cooperation.......................................................41
   12.6     Expenses..........................................................41
   12.7     Governing Law.....................................................41
   12.8     Severability......................................................41
   12.9     Counterparts......................................................42
   12.10    Interpretation....................................................42
   12.11    Notices...........................................................42
   12.12    Publicity.........................................................43
   12.13    No Third-Party Beneficiary........................................43
   12.14    Disclosure Schedules..............................................43
   12.15    Buyer Guarantee...................................................43


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                                    EXHIBITS


Exhibit 1                    Definitions

Exhibit 3.2.1                Sellers' Officers' Certificate

Exhibits 3.2.2(a) and (b)    Opinions of Sellers' Counsel

Exhibit 3.2.4                General Bill of Sale and Assignment from Parent

Exhibit 3.2.5                General Bill of Sale and Assignment from Subsidiary

Exhibit 3.2.6                Assignment of Patents

Exhibit 3.2.7                Assignment of Trademarks

Exhibit 3.2.8                Assumption Agreement

Exhibit 3.2.10               Landlord's Estoppel Certificate

Exhibit 3.2.11               Assignment of Rights In Invention Records

Exhibit 3.3.2                Buyer and Acquisition Sub's Officers' Certificate

Exhibit 3.3.3                Opinion of Buyer's Counsel

Exhibit 7.8                  Certificate of Insurance

Exhibit 7.10                 Rule 145 Letter

Exhibit 8.7                  Research Agreement

Exhibits 8.8(a) and (b)      Letter Agreements re:  Employment Agreements


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into as of July 21, 2003 among Medamicus, Inc., a Minnesota corporation ("Buyer"), Medacquisition, Inc., a Minnesota corporation and wholly owned subsidiary of Buyer ("Acquisition Sub"), BIOMEC Inc., an Ohio corporation ("Parent"), and BIOMEC Cardiovascular Inc., a Minnesota corporation ("Subsidiary"). Certain capitalized terms used in this Agreement are defined in Exhibit 1.

         WHEREAS, Subsidiary is a wholly owned subsidiary of Parent (each a "Seller" and collectively, the "Sellers");

         WHEREAS, Subsidiary is engaged in the research, development, manufacturing, assembly, marketing and sales of proprietary pacing lead products and pacing accessories and the performance of contract development and contract manufacturing services (the "Business"); and

         WHEREAS, the boards of directors of Parent, Subsidiary, Buyer and Acquisition Sub have each determined that it is in their respective corporations' best interests and the best interests of their respective shareholders that the Sellers sell, assign, transfer, convey and deliver to Acquisition Sub all of the Assets, and that Acquisition Sub purchase and acquire the same, subject to the assumption by Acquisition Sub of the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

         The parties hereto agree as follows:

                                    ARTICLE 1
                               TRANSFER OF ASSETS

         1.1 Assets to be Sold.

         (a) On the terms and subject to the conditions of this Agreement, Subsidiary shall, on the Closing Date, sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase on the Closing Date, all of the right, title and interest of Subsidiary in the assets, properties, licenses, leases, rights and goodwill of every kind and description and wherever located, whether tangible or intangible, owned by, or licensed or leased to and transferable by, Subsidiary on the Closing Date, other than the Excluded Assets (the assets to be purchased by Acquisition Sub pursuant to this Section 1.1(a) being referred to as the "Subsidiary Assets," and, together with the Parent Assets, the "Assets"), including, without limitation, the following:

                  (i) all furniture, fixtures, equipment, machinery, molds, tools and dies, vehicles and other tangible personal property, including, but not limited to the tangible assets listed on Schedule 1.1(a)(i);

                  (ii) all raw materials, work-in-process, spare parts, packaging, supplies and finished goods inventories (the "Inventory");


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                  (iii) all third-party accounts and notes receivable of
         Subsidiary arising from the conduct of the Business on or before the Closing Date;

                  (iv) all of Subsidiary's business records and files relating to the Business, including without limitation, books of account, general and financial records, personnel records related to any Transferred Employee (to the extent that the transfer of such records is permitted under law), customer lists and records, sales information, invoices, shipping records, supplier lists, device history records, clinical study records, test data, manufacturing records, product designs and design specifications, drawings, bills of material and engineering documentation, traceability records, device master records for each of the Subsidiary Products, regulatory documents, 510(k) files, including all approved and pending amendments and supplements and product materials prepared for, or submitted to, other governments and any files related to approvals by such governments, records, reports and correspondence, laboratory notes, research records, correspondence and other documents, records, data files and service manuals and any rights thereto, used in, or relating to, the Business on whatever media such records or copies are maintained (the "Business Records");

                  (v) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including warranty rights but excluding insurance proceeds) of Subsidiary that relate to the Assets or the Business;

                  (vi) all sales and promotional literature, catalogs, trade show materials and displays, the content of the portion of the Biomec.com internet site that relates to Subsidiary, artwork and other sales-related materials owned, used, associated with or employed by Subsidiary;

                  (vii) all rights of Subsidiary under contracts, agreements, commitments and other arrangements, whether oral or written, listed on
         Schedule 1.1(a)(vii) and all other contracts or orders for the sale of goods or services of the Business entered into by Subsidiary (collectively, the "Assumed Contracts");

                  (viii) all of Subsidiary's interest in all incomplete or unfilled contracts, commitments and orders issued for the purchase by Subsidiary of supplies, parts, components, raw materials and finished products to the extent listed on Schedule 1.1(a)(viii) and all other contracts, commitments and orders for the purchase of such items entered into by Subsidiary (the "Purchase Orders");

                  (ix) all of Subsidiary's interest in Intellectual Property that is used in or held for, or necessary to the conduct of, the Business, including but not limited to those items listed on Schedule 1.1(a)(ix) (the "Subsidiary Intellectual Property") and all such Intellectual Property embodied within any of the Subsidiary Products;

                  (x) all product approvals, clearances, registrations, permits, consents, waivers, certificates, listings and exemptions submitted to or granted to Subsidiary by a regulatory authority, foreign or domestic, for the purpose of allowing the manufacture, sale or


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         distribution of Subsidiary Products, including without limitation the approvals and clearances listed on Schedule 1.1(a)(x), and all correspondence with and other permits, orders, certificates, authorizations or approvals of any supranational, national, federal, state, provincial or local, domestic or foreign, governmental authority or regulatory agency held by Subsidiary in respect of the Business;

                  (xi) all of Subsidiary's interest in computer software and hardware, source codes, computer files and programs, including without limitation the items described on Schedule 1.1(a)(xi);

                  (xii) all advances, trade-show deposits, loans, prepaid interest and other prepaid expenses of Subsidiary of all kinds; and

                  (xiii) Subsidiary's interest in the real property lease described in Schedule 1.1(a)(xiii) (the "Real Property Lease"), including without limitation, the benefit of any prepaid rent, security deposit and renewal or purchase options.

         (b) On the terms and subject to the conditions of this Agreement, Parent shall, on the Closing Date, sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase on the Closing Date all of the right, title and interest of Parent as of the Closing Date in (i) all of the Intellectual Property owned by, or licensed to and transferable by, Parent (and not owned by Subsidiary) described on Schedule 1.1(b)(i) and (ii) the other assets and rights owned by Parent that are listed on Schedule 1.1(b)(ii) (collectively the "Parent Assets").

         (c) Notwithstanding any provision of Section 1.1(a) or (b) to the contrary, the Assets shall exclude the following assets owned by one or more of the Sellers on the Closing Date (the "Excluded Assets"):

                  (i) all cash, cash equivalents, bank accounts and securities;

                  (ii) all intercompany receivables;

                  (iii) the shares of capital stock of Parent and Subsidiary and the corporate books and records of Parent and Subsidiary;

                  (iv) all rights of each Seller under this Agreement and the Ancillary Agreements;

                  (v) any assets of any Employee Benefit Plan;

                  (vi) any Assumed Contract or Permit that is not assignable to Acquisition Sub as of the Closing Date;

                  (vii) all personnel records related to any employee or former employee of a Seller who is not a Transferred Employee and all personnel records relating to Transferred Employees that Sellers are not legally permitted to transfer;


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                  (viii) all records that a Seller is required by law to retain in its possession;

                  (ix) tax records and rights to tax refunds; and

                  (x) all insurance policies and rights thereunder.

         1.2      Assumption and Exclusion of Liabilities.

         (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, Acquisition Sub shall assume and shall pay, perform and discharge when due the following Liabilities of Subsidiary (the "Assumed Liabilities") arising out of the conduct of the Business or relating to the
Assets:

                  (i) all third-party accounts payable set forth on the Closing Balance Sheet;

                  (ii) all accrued expenses set forth on the Closing Balance Sheet;

                  (iii) Liabilities arising in connection with the Assumed Contracts and Purchase Orders, but not any Liability due thereunder on or prior to the Closing Date or arising out of a breach thereof on or prior to the Closing Date; and

                  (iv) Liabilities for product-liability claims relating to Subsidiary Products that were manufactured by Subsidiary on or prior to the Closing Date and sold by Buyer or Acquisition Sub or one of their Affiliates after the Closing Date.

         (b) Except as expressly provided in Section 1.2(a), neither Acquisition Sub nor Buyer will assume any debt, liability, or obligation of Sellers and shall not become liable for any obligations or liabilities of Sellers of any nature whatsoever. Except as expressly provided in Section 1.2(a), Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and neither Acquisition Sub nor Buyer shall assume or have any responsibility for, the following Liabilities (the "Excluded Liabilities"):

                  (i) Liabilities or obligations arising out of Sellers' ownership of the Assets or operation of the Business on or prior to the Closing Date;

                  (ii) Liabilities relating to or arising out of the Excluded Assets;

                  (iii) Liabilities for Taxes now or hereafter owed by any Seller relating to the operation of the Business or the ownership of the Assets on or prior to the Closing Date;

                  (iv) Liabilities for product-liability claims relating to Subsidiary Products sold by Subsidiary or any predecessor of Subsidiary for which Sellers may be liable on or prior to the Closing Date;


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                  (v) Liabilities related to or arising under any Employee
         Benefit Plan or any other liabilities to employees or former employees of a Seller that accrue on or prior to the Closing Date;

                  (vi) claims for patent infringement to the extent arising from, related to or in connection with Subsidiary Products manufactured, used or sold prior to the Closing Date;

                  (vii) any Liability or expense with respect to any Litigation with respect to the Business or Assets relating to claims arising before or after the Closing Date to the extent related to the operation of the Business or the ownership of the Assets on or prior to the Closing Date, including without limitation, the Litigation described in
         Section 4.9 of Sellers Disclosure Schedule;

                  (viii) damages, losses, expenses related to, arising from, or in connection with any investigation, proceeding, examination, action or request initiated by a regulatory or other governmental authority to the extent related to the conduct of the Business or the ownership of the Assets on or prior to the Closing Date, whether such investigation, proceeding, examination, action or request commences or was initiated before, on or after the Closing Date;

                  (ix) Liabilities or obligations to the extent resulting from any violation by Sellers, or any employee, director or agent of either Seller (while an employee, director or agent of either Seller), or any predecessor of Subsidiary for which Sellers may be liable, of any applicable foreign, federal, state, county, local or other governmental laws, decrees, ordinances or regulations, or any permit, license, consent, certificate, approval or authorization issued pursuant to such laws, decrees, ordinances or regulations, including, without limitation, those applicable to discrimination in employment, employment practices, wage and hour, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing, product warranties, product liability (except as provided in Section 1.2(a)(iv)), and product advertising;

                  (x) Liabilities to the extent arising out of a breach, on or prior to the Closing Date, of any contract or agreement to which a Seller is bound, including without limitation, any Assumed Contract or Purchase Order; and

                  (xi) Liabilities incurred by Sellers in connection with this Agreement, including, without limitation, fees and expenses of Sellers' counsel, accountants, and other experts and all other expenses incurred by Sellers incident to the negotiation, preparation and execution of this Agreement or the transactions contemplated hereby, including expenses incurred in proving or perfecting title to the Assets, Taxes (except as provided in Section 7.1), commissions and all other expenses of either Seller pertaining to the performance by it of its obligations under this Agreement.

         1.3 Transfer Documentation and Possession. In order to effect the transfer of the Assets and the assumption of the Assumed Liabilities, the parties shall deliver the documents


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described in Sections 3.2 and 3.3 and such other conveyance documents as are necessary to convey (and, as appropriate, record and perfect) title to the Assets to Acquisition Sub and for Acquisition Sub to assume the Assumed Liabilities, such other documents to be in form and substance mutually satisfactory to the Sellers and Buyer and as may be necessary under the laws of the jurisdiction where such Assets and Assumed Liabilities are located to effect such transfer and assumption. For example, Sellers will cooperate, at any time requested, with Acquisition Sub to promptly execute all documents necessary to perfect the rights, title and interest previously held by Subsidiary and Parent in the Subsidiary Intellectual Property and the Parent Assets acquired by Acquisition Sub. Coincident with the Closing, the Sellers shall deliver possession of the Assets to Acquisition Sub, free and clear of all Liens.

                                    ARTICLE 2
                                  CONSIDERATION

         2.1 Consideration. As consideration for the Assets and for the covenants set forth in the Agreement, Buyer, at the Closing, shall (i) pay to Parent the portion of the Closing Payment allocated to the Parent Assets (such allocation as Sellers shall advise Buyer prior to the Closing Date); (ii) pay to Subsidiary the portion of Closing Payment allocated to the Subsidiary Assets (such allocation as Sellers shall advise Buyer prior to the Closing Date); and
(iii) grant to Subsidiary the contingent rights to receive the 2003 Contingent Payment described in Section 2.3 and the 2004 Contingent Payment described in
Section 2.4 (collectively, the "Contingent Payments"). The cash and stock components of the Closing Payment and the Contingent Payments shall be allocated between Parent and Subsidiary on a basis proportionate to the fair value of the Assets being sold by each Seller.

         2.2 Closing Payment. Subject to adjustment as provided in this Section 2.2, a payment (the "Closing Payment") in the amount of $18 million less the amount of those specific Assumed Liabilities described on Schedule 2.2 as of the close of business on the Business Day immediately preceding the Closing Date (as such amounts are set forth on a balance sheet prepared in accordance with U.S. GAAP as of that date), will be made by Buyer to Parent and Subsidiary at the Closing, as set forth in Section 2.1. The Closing Payment will be composed of cash and shares of Buyer Common Stock. Buyer may elect the allocation of the Closing Payment between cash and Buyer Common Stock, but the Closing Payment must include at least $7 million in cash and must include shares of Buyer Common Stock having a value of at least $7 million, determined in accordance with this
Section 2.2. The number of shares of Buyer Common Stock delivered as part the Closing Payment shall be determined by dividing the aggregate value of Buyer Common Stock that Buyer shall have elected to include in the Closing Payment by $7.50, which was calculated by taking the average per-share closing price of Buyer Common Stock over the period of 15 trading days ending on the trading day immediately preceding the date of this Agreement (the "Average Closing Price"); provided that if the Average Closing Price would have been greater than $7.50 but for this proviso, then the Average Closing Price has been deemed to be $7.50, and if the Average Closing Price would have been less than $6.50 but for this proviso, then the Average Closing Price has been deemed to be $6.50. Buyer shall pay cash in lieu of any fractional shares, equal to the fraction times the Average Closing Price.


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                  2.2.1 Net Working Capital Adjustment. The Closing Payment will be adjusted following the Closing to the extent that the Net Working Capital of Subsidiary as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Net Working Capital") is greater than or less than $1,769,000 (the "Net Working Capital Baseline"). "Net Working Capital" means the current assets of Subsidiary (excluding cash) less the current liabilities of Subsidiary (excluding notes payable). The calculation of the Net Working Capital Baseline, based on Subsidiary's unaudited balance sheet as of April 30, 2003 is set forth on Schedule 2.2.1. Any adjustment made pursuant to this Section 2.2.1 shall be made to the cash portion of the Closing Payment.

                  2.2.2 Post-Closing Deliveries. As soon as practicable (but in no event later than 30 days following the Closing Date), Sellers shall prepare and deliver to Buyer (i) a final unaudited balance sheet for Subsidiary (the "Closing Balance Sheet"), as of the Closing Date, prepared in accordance with U.S. GAAP in a manner consistent with Subsidiary's balance sheets as of April 30, 2003 and June 30, 2003 and Subsidiary's audited balance sheet as of December 31, 2002, and (ii) Sellers' calculation of Closing Net Working Capital based on the Closing Balance Sheet. Sellers and their representatives shall be given reasonable access to the books, records, facilities and employees of Acquisition Sub as may be necessary for them to prepare the Closing Balance Sheet.

                  2.2.3 Buyer's Response. Within 20 days of receipt of the Closing Balance Sheet and Sellers' calculation of the Closing Net Working Capital, Buyer shall inform Sellers in writing of any exceptions to the Closing Net Working Capital calculation. Unless Buyer delivers to Sellers within such 20-day period a letter specifying in reasonable detail such exceptions, the Closing Net Working Capital calculation delivered by Sellers shall be conclusive and binding on the parties. If Buyer delivers to Sellers a letter setting forth any such exceptions within such 20-day period, then Buyer and Sellers shall promptly endeavor to resolve the matters in dispute and, if they fail to reach an agreement with respect to such matters on or before the twentieth day after receipt by Sellers of the dispute letter from Buyer, then, as to any such matters in dispute, Buyer and Sellers shall in good faith select and jointly retain a firm of certified public accountants (which has not rendered services to either Buyer or Parent for at least three years), or other third party acceptable to Buyer and Sellers, to promptly make a final determination of such matters and deliver a written opinion thereon to Buyer and Sellers, which determination shall be conclusive and binding on the parties. The fees and expenses of the auditing firm shall be paid by Buyer unless the Closing Net Working Capital calculation delivered by Sellers is more than 10% higher than the auditing firm's determination of Closing Net Working Capital, in which case Sellers will pay the fees and expenses of the auditing firm. The auditing firm shall have a period of 20 days in which to render its opinion concerning the disputed matters.

                  2.2.4 Adjustment.

                  (i) Reduction in Closing Payment. If the amount of the Closing Net Working Capital as finally determined is less than the Net Working Capital Baseline, then Subsidiary shall pay Buyer within five Business Days, as an adjustment to the Closing Payment, an amount in cash equal to the difference between the Closing Net Working


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         Capital as finally determined and the Net Working Capital Baseline, plus interest thereon at the annual rate of five percent from the Closing Date to the date of payment.

                  (ii) Increase in Closing Payment. If the amount of the Closing Net Working Capital as finally determined is greater than the Net Working Capital Baseline, Buyer shall pay to Subsidiary within five Business Days, as an adjustment to the Closing Payment, an amount in cash equal to the excess of the Net Working Capital Baseline over the Closing Net Working Capital as finally determined, plus interest thereon at the annual rate of five percent from the Closing Date to the date of payment.

         2.3 2003 Contingent Payment. Buyer will make a payment to Subsidiary equal to (a) the product of two times Subsidiary's and Acquisition Sub's combined Net Sales of Subsidiary Products in the 2003 calendar year minus (b) $18 million (the "2003 Contingent Payment"), but only if the average Gross Margin on the combined sales of Subsidiary Products by Subsidiary and Acquisition Sub for the 2003 calendar year is at least 30% (calculated in accordance with methodology described on Schedule 2.5.2). If the average Gross Margin is less than 30%, then the 2003 Contingent Payment will not be due. If earned, Buyer will make payment in respect of the 2003 Contingent Payment on or before March 31, 2004 in cash via wire transfer to a bank designated by Subsidiary and in shares of Buyer Common Stock, which allocation shall be determined solely by Buyer; provided, however, that neither the cash nor the stock component, valued in accordance with Section 2.5.3, may be less than 40% of the total 2003 Contingent Payment.

         2.4 2004 Contingent Payment. Buyer will make a payment to Subsidiary equal to the difference of the Proprietary Sales (as defined in Section 2.5.1) of Acquisition Sub in the 2004 calendar year minus the combined Proprietary Sales of Subsidiary and Acquisition Sub in the 2003 calendar year (as it may be increased pursuant to the immediately following sentence, the "2004 Contingent Payment". The amount of the 2004 Contingent Payment will be doubled if, on or before December 31, 2004, Acquisition Sub executes a supply agreement with one or more of the companies listed on Schedule 2.4 having the minimum terms listed on Schedule 2.4. Buyer will pay the 2004 Contingent Payment on or before March 31, 2005 in cash via wire transfer to a bank designated by Subsidiary or in shares of Buyer Common Stock, which allocation shall be determined solely by Buyer; provided that the cash portion of the payment must be at least the lesser of (a) 25% of the total 2004 Contingent Payment, any stock portion of which being valued in accordance with Section 2.5.3, or (b) $2 million.

         2.5 Contingent Payment Provisions.

                  2.5.1 Definitions. For purposes of the Contingent Payments,
(a) "Net Sales" means all revenues recognized or required to be recognized by Subsidiary and Acquisition Sub for sales of products and services and for product-related license fees and royalties (excluding any non-recurring license fees, royalties or technology fees), less (A) reasonable discounts and allowances customary in the trade, all actually given and properly documented; and (B) credits or repayments due to rejections, defects or returns; all as determined in accordance with U.S. GAAP on a basis consistent with Subsidiary's practices prior to date of this Agreement; and (b) "Proprietary Sales" means Net Sales of pacing lead wires, pacemaker adaptors and pacing implant tools, plus sales of any products directly related to pacing procedures in which Acquisition Sub has a patent, patent application or invention disclosure relating to the technology included therein. Proprietary Sales specifically excludes any non-recurring payments for technology (unless such payments are associated with product sales) and any sales that would be deemed "extraordinary items" under U.S. GAAP or that are inconsistent with Subsidiary's past business practices.

                  2.5.2 Operation of Acquisition Sub. During the period beginning at the Closing and ending at the close of business on December 31, 2004, Buyer and Acquisition Sub will: (a) operate the business of Acquisition Sub in a manner in the best long-term interest of all of Buyer's Shareholders, including Sellers; (b) sell Subsidiary Products solely through Acquisition Sub;
(c) use reasonable efforts to operate the Business in a manner consistent with the past practices of Subsidiary; and (d) continue the employment of persons that were executive officers of Subsidiary immediately before the Closing (so long as such persons agree to be so employed during that period). Buyer will provide additional working capital to Acquisition Sub in amounts Buyer deems appropriate, but will at a minimum provide the additional working capital described on Schedule 2.5.2.

                  2.5.3 Stock Values for Contingent Payments. The number of shares of Buyer Common Stock to be delivered in connection with each Contingent Payment, if any, will be equal to the value of the stock portion of the applicable Contingent Payment, as determined by Buyer in accordance with Section
2.3 or 2.4, as the case may be, divided by the average closing price of Buyer Common Stock for the period of 15 trading days preceding the date on which Buyer makes its first public announcement of its earnings for the fiscal year immediately prior to the year in which the Contingent Payment is payable. Buyer shall pay Subsidiary cash in lieu of any fractional share, equal to the fraction times the average price of Buyer Common Stock calculated in accordance with the immediately preceding sentence.

                  2.5.4 Reports and Disputes.

         (a) For purposes of calculating the Contingent Payments: (i) within 60 days after the Closing Date, Sellers shall deliver to Buyer a Statement of Revenues of Subsidiary for the period of January 1, 2003 through the Closing Date, and (ii) at least 20 Business Days before a Contingent Payment is due, Buyer shall deliver to Subsidiary an audited Statement of Revenues of Acquisition Sub (the statements delivered pursuant to clauses (i) and (ii) being called the "Revenues Statements"). The Revenues Statements shall set forth the Net Sales, Gross Margins and the Proprietary Sales for the period to which the Revenues Statements relate, together with such detailed information as is reasonably relevant to understand the basis for the computation of the Net Sales, Gross Margins and Proprietary Sales and the amount of the payment, if any, of a Contingent Payment for the applicable period.

         (b) Within 20 days of receipt of Buyer's Revenues Statement and Buyer's determination of the applicable Contingent Payment, Sellers shall inform Buyer in writing of any exceptions to Buyer's Revenues Statement and Contingent-Payment calculation. Unless Sellers deliver to Buyer within such 20-day period a letter specifying in reasonable detail such exceptions, Buyer's Revenues Statement and Contingent-Payment calculation delivered by

Buyer shall be conclusive and binding on the parties. Sellers and their representatives shall be given reasonable access to the books, records, accountants and employees of Buyer, including all supporting documents and work papers used in the preparation of the Revenues Statement. If Sellers deliver to Buyer a letter setting forth any such exceptions within such 20-day period, then Sellers and Buyer shall promptly endeavor to resolve the matters in dispute and, if they fail to reach an agreement with respect to such matters on or before the twentieth day after receipt by Buyer of the dispute letter from Sellers, then Sellers may retain a firm of certified public accountants (which has not rendered services to either Buyer or Parent for at least three years), to review the Revenues Statement and deliver its opinion thereon to Sellers. The fees and expenses of the auditing firm shall be paid by Sellers unless the auditing firm determines that the Contingent-Payment calculation delivered by Buyer contained a variance of more than 5% from the Contingent-Payment calculation of the auditing firm, in which case, Buyer will pay the fees and expenses of the auditing firm.

                  2.5.5 Offset. The Contingent Payments are subject to offset as provided in Section 10.7.

         2.6 Allocation of Purchase Price. The Assets are being sold and purchased at their fair market values and the consideration paid by Buyer to the Sellers in exchange for the Assets is being allocated among the Assets pursuant to arm's-length negotiations. Buyer and Sellers will agree on the allocation prior to Closing and such allocation will properly reflect the respective fair market values of the Assets. The allocation of the consideration to the Assets established by Buyer and Sellers will be binding on all parties for Tax purposes and will be consistently so reflected in each party's respective Tax Returns.

                                    ARTICLE 3
                                     CLOSING

         3.1 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Lindquist & Vennum, P.L.L.P., 4200 IDS Center, Minneapolis, Minnesota 55402, at 10:00 a.m. (Central Time) on or before the third Business Day after the satisfaction or waiver of the conditions in Articles 8 and 9, or at such other date, time or place as the parties may agree (the "Closing Date"). The Closing shall be deemed to have been effected as of 11:59 p.m. on the Closing Date.

         3.2 Deliveries of Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer and Acquisition Sub the following:

                  3.2.1 the Officers' Certificate from an executive officer of each of Parent and Subsidiary, in substantially the form of Exhibit 3.2.1;

                  3.2.2 the opinions of counsel for Parent and Subsidiary, in substantially the form of Exhibits 3.2.2(a) and (b);

                  3.2.3 copies of resolutions of Parent's board of directors and shareholders and of Subsidiary's board of directors and sole shareholder, each certified by the Secretary of the respective Seller as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance respectively by Parent and Subsidiary of the transactions contemplated hereby;

                  3.2.4. the General Bill of Sale and Assignment from Parent in the form of Exhibit 3.2.4.

                  3.2.5 the General Bill of Sale and Assignment from Subsidiary in the form of Exhibit 3.2.5;

                  3.2.6 an Assignment of Patents in the form of Exhibit 3.2.6;

                  3.2.7 an Assignment of Trademarks in the form of Exhibit
3.2.7;

                  3.2.8 an Assumption Agreement in the form of Exhibit 3.2.8;

                  3.2.9 the Certificate of Insurance as provided in Section 7.8; and

                  3.2.10 an executed Landlord's Estoppel Certificate substantially in the form of Exhibit 3.2.10;

                  3.2.11 an Assignment of Rights In Invention Records from Parent in substantially in the form of Exhibit 3.2.11; and

                  3.2.12 the allocation of purchase price described in Section 2.6.

         3.3 Deliveries of Buyer. At the Closing, Buyer shall deliver to Sellers the following:

                  3.3.1 the Closing Payment by delivery of stock certificates, each in the name of the appropriate Seller, and wire transfer in immediately available funds to bank accounts designated by Sellers in writing at least two Business Days prior to the Closing Date;

                  3.3.2 the Officers' Certificate from an executive officer of each of Buyer and Acquisition Sub, in substantially the form of Exhibit 3.3.2;

                  3.3.3 the opinion of counsel for Buyer, in substantially the form of Exhibit 3.3.3;

                  3.3.4 copies of resolutions of Buyer's board of directors and shareholders and Acquisition Sub's board of directors, certified by the Secretary of the respective company as having been duly and validly adopted and in full force and effect, authorizing, in the case of the board of directors, execution and delivery of this Agreement and performance of the transactions contemplated hereby, and in the case of Buyer's shareholders, the Buyer Shareholder Proposals;

                  3.3.5 an executed counterpart of the Assumption Agreement;

                  3.3.6 a sales and use tax resale certificate, together with a schedule prepared by Subsidiary listing the Inventory as of the close of business on the day prior to the Closing Date;

                  3.3.7 employment agreements, as may be negotiated pursuant to the letter agreements attached as Exhibit 8.8(a) and (b); and

                  3.3.8 the allocation of purchase price described in Section
2.6.

         3.4 Further Documents. The parties shall execute and deliver, or cause to be executed and delivered, such other powers of attorney, instruments, documents or certificates as the other parties may reasonably request to effect or evidence the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as otherwise set forth in the disclosure schedule delivered by Sellers to Buyer and Acquisition Sub concurrently with the execution and delivery of this Agreement (the "Sellers Disclosure Schedule") the Sellers jointly and severally represent and warrant to Buyer and Acquisition Sub as follows:

         4.1 Authority; Organization and Qualification; Effect of Agreement.

                  4.1.1 Authority. Each of Parent and Subsidiary has full corporate power and authority to execute and deliver this Agreement and all agreements referenced herein (the "Ancillary Agreements") to which either is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Parent and Subsidiary of their obligations under this Agreement and the Ancillary Agreements and the consummation by Parent and Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Subsidiary, and, except for the approval of the sale of the Assets and the other transactions contemplated hereby by Parent's shareholders, no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements and to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Subsidiary and constitute the valid and binding obligations of Parent and Subsidiary and are enforceable against Parent and Subsidiary in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.1.2 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and Minnesota, respectively, and has full corporate power and authority to carry on its business as it is now being conducted. Each of Parent and Subsidiary is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Business. Sellers have delivered to Buyer true and complete copies of Parent's and Subsidiary's governing documents.

                  4.1.3 Subsidiaries. Subsidiary does not have any subsidiaries or equity interest in any other corporation, partnership, joint venture, association, trust or other business association or entity.

                  4.1.4 Consents. No material consent, authorization, order or approval, or filing or registration with any governmental authority and no consent or authorization from any other entity or Person, is required for the execution, delivery and performance of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated by this Agreement, including, without limitation, consents from parties to any Assumed Contract or Purchase Order.

                  4.1.5 No Violation. The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) in any material respect contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Subsidiary or to a loss of any benefit to which Parent or Subsidiary is entitled under (i) any provision of applicable law or regulation (assuming the governmental consents referred to in Section 4.1.4 have been obtained); (ii) the governing documents of Parent or Subsidiary; (iii) any Assumed Contract; or (iv) any judgment, injunction, order or decree binding upon Parent or Subsidiary in respect of the Business; or (b) result in the creation or imposition of any Lien on any Asset.

         4.2 Financial Statements. Sellers have delivered to Buyer copies of the unaudited balance sheet of Subsidiary as of June 30, 2003 and an unaudited income statement for the period then ended, as well as audited balance sheets, statements of operations, statements of changes in shareholders' equity and of cash flows for Subsidiary for the fiscal years ended December 31, 2001 and 2002, together with the related notes and schedules thereto (collectively, the "Subsidiary Financial Statements"). The Subsidiary Financial Statements are attached as Section 4.2 of the Sellers Disclosure Schedule. The Subsidiary Financial Statements have been prepared from the books and records of Subsidiary in accordance with U.S. GAAP applied on a consistent basis, subject to normal year-end adjustments and the fact that the June 30, 2003 statements do not include notes, and fairly present, in all material respects, the financial condition of Subsidiary at the dates shown and the results of its operations for the periods then ended.

         4.3 Absence of Certain Developments. From December 31, 2002 to the date of this Agreement, the Business has been operated only in the ordinary course, and Subsidiary has not:

                  4.3.1 mortgaged, pledged or subjected to any Lien, any of the Assets, tangible or intangible;

                  4.3.2 except as contemplated by this Agreement, sold, leased, assigned, transferred or otherwise disposed of any of the Assets, except for inventory and obsolete equipment sold in the ordinary course of business;

                  4.3.3 sold, assigned, transferred or licensed to any Person any rights under any patents, trademarks, service marks, trade names, copyrights, applications for registration with respect to any of the foregoing, trade secrets or other intellectual property owned by, or licensed to, Subsidiary in respect of the Business;

                  4.3.4 entered into any settlement agreement regarding the breach or infringement (or alleged breach or infringement) of any United States or foreign intellectual property license, patent, copyright or trademark relating to the Business;

                  4.3.5 made any capital expenditures in excess of $10,000 or an aggregate of $100,000;

                  4.3.6 suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  4.3.7 suffered any damage, destruction or loss of any Assets that in the aggregate have a replacement cost of more than $10,000 whether or not covered by insurance;

                  4.3.8 modified, amended or terminated any Assumed Contract in a manner materially adverse to the Business;

                  4.3.9 suffered any Material Adverse Effect;

                  4.3.10 been the subject of any inquiry or action taken or threatened by the United States Food and Drug Administration (the "FDA") or any foreign regulatory authority having jurisdiction over similar matters, excluding observations of inspectors that have not resulted in any action, claim or investigation by the FDA or other regulatory authority;

                  4.3.11 made any change in any method of accounting, except as required by U.S. GAAP;

                  4.3.12 failed to maintain its inventory in a normal and customary manner materially consistent with its prior practice, or made any material change in the conduct or nature of the Business;

                  4.3.13 discharged or satisfied accounts receivable in excess of $5,000 other than in the ordinary course of business consistent with past practice; or

                  4.3.14 entered into any agreement (other than this Agreement) or made any commitment to take any of the types of action described in Sections
4.3.1 through 4.3.13.

         4.4 Inventory. The finished goods Inventory has been reflected on the Latest Balance Sheet and carried on the books of account of Subsidiary in accordance with U.S. GAAP consistently applied. The Inventory (including raw materials, work-in-process and finished goods) on the date of this Agreement is the same as set forth in the Latest Balance Sheet, except for additions and reductions made in the ordinary course of business since such date. The Inventory is of quality usable or salable in the ordinary course of business, subject to any reserve for obsolescence reflected on the Latest Balance Sheet.

         4.5 Accounts and Notes Receivable. All accounts and notes receivable reflected on the Latest Balance Sheet, and all accounts and notes receivable arising subsequent to the Latest Balance Sheet Date, have arisen in the ordinary course of business of Subsidiary and represent valid obligations due to Subsidiary; provided that nothing stated herein shall constitute a guaranty of collectability of such receivables. All items that are required by U.S. GAAP to be reflected as accounts and notes receivable on the Latest Balance Sheet and on the books of account of Subsidiary are so reflected.

         4.6 Title to Assets. Subsidiary owns or has a valid leasehold interest in all of the Subsidiary Assets, free and clear of all Liens. Parent owns all of the Parent Assets, free and clear of all Liens. The equipment and fixed assets of the Business as a whole are in suitable condition for the operation of the Business as currently conducted. Except for the Excluded Assets, the Assets constitute all of the assets and properties necessary for the conduct of the Business as currently conducted.

         4.7 Patents, Trademarks and Copyrights.

         (a) Section 4.7(a) of the Sellers Disclosure Schedule lists all patents, patent applications, trademark and service mark applications and registrations, trade names, and copyright registrations and applications that are fully owned by Subsidiary and that are used in, held for use in or necessary to the conduct of the Business (the "Subsidiary Proprietary Rights"), all of which are pending or being maintained in the jurisdictions listed in Section 4.7(a) of the Sellers Disclosure Schedule.

         (b) Section 4.7(b) of the Sellers Disclosure Schedule lists all license agreements under which third-party owned Intellectual Property is licensed to Subsidiary or Parent with respect to the Business (other than non-negotiated licenses of commercially available software). All of the license agreements so listed are in full force and effect. Each of Subsidiary and Parent is not in material default under any of them nor, to the Knowledge of Subsidiary and Parent, is any other party to any such license agreement in material default thereunder.

         (c) There are no claims or disputes pending, or to Subsidiary's Knowledge, threatened, with third parties alleging that Subsidiary, on the one hand, or such third party, on the other hand, infringes on the other's Intellectual Property rights in connection with the Business. To Subsidiary's Knowledge, none of the features, components or configurations or methods of making or using the same (whether developed or under development) of Subsidiary Products or Subsidiary's processes infringes the Intellectual Property rights of any other Person. There are no outstanding orders, judgments or decrees restricting the use by Sellers of the Intellectual Property owned or licensed by Sellers for use in the Business.

         (d) Sellers have provided to Buyer a copy of all pending patent applications filed by Subsidiary or Parent in respect of the Business. Subsidiary's ownership of the Subsidiary Intellectual Property is free and clear of all Liens and rights of third parties. Parent's ownership of the Parent Assets is free and clear of all Liens. All annuities, registrations and maintenance fees for the Subsidiary Intellectual Property have been paid. To Subsidiary's Knowledge, no interference actions are pending, and no notice has been received of an intention to provoke an interference action or to otherwise challenge the validity or priority of inventorship before the United States Patent and Trademark Office or other similar U.S. or foreign authorities with respect to any patent or application therefor included in the Assets.

         (e) Subsidiary has established safeguards to maintain the secrecy of the secret information of Subsidiary Intellectual Property that it considers to be reasonable. To the Knowledge of Subsidiary, such secret information that Subsidiary believes is proprietary information has not been disclosed by Subsidiary to any other Person (other than its Affiliates), except pursuant to confidentiality agreements, protective orders or law.

         4.8 Assumed Contracts.

         (a) Subsidiary has delivered to Acquisition Sub true and complete copies of the Assumed Contracts, and there are no material oral modifications or amendments to the Assumed Contracts. Each Assumed Contract is in full force and effect and is valid, binding, and enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors' rights or by general principles of equity.

         (b) Subsidiary is not in material breach of any provision of any Assumed Contract.

         (c) No event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a material default or event of default under any Assumed Contract by or in respect of Subsidiary.

         (d) To Subsidiary's Knowledge, no other party to an Assumed Contract is in material breach of any provision of any Assumed Contract.

         (e) To Subsidiary's Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a material default or event of default under an Assumed Contract by or in respect of any other party to the Assumed Contract.

         4.9 Litigation. There are no claims, actions, suits, inquiries, investigations or proceedings pending, or to the Knowledge of Subsidiary or Parent, threatened relating to Subsidiary in respect of the Business, the Assets, any of the Assumed Liabilities or the transactions contemplated by this Agreement.

         4.10 Compliance with Law: Permits. Section 4.10(a) of the Sellers Disclosure Schedule lists all material permits, licenses, clearances, PMA's, 510(k)'s registrations, consents, waivers, listings, exemptions, orders, certificates, authorizations or approvals of any international, federal, provincial, state or local, domestic or foreign, governmental authorities or regulatory agencies, including, without limitation, those regulating safety, effectiveness and market clearance of medical devices and applicable environmental permits (the "Permits"), held by Subsidiary or Parent and used in the Business. There are no other material permits necessary to carry on the Business in the United States, Europe, or any other jurisdiction where the Business is currently conducted. Subsidiary, in respect of the Business, has complied in all material respects with all applicable laws, including any Medicare or Medicaid statutes, rules or regulations, Permits and orders of foreign, federal, state and local governments and all agencies thereof (including, without limitation, the FDA or any foreign regulatory authority having jurisdiction over similar matters) that affect the Business and to which Subsidiary is subject, and no claims have been filed against Subsidiary in respect of the Business alleging a violation of any such laws, regulations or orders. Since January 1, 2001 no notice, warning or other communication from any governmental authority in respect of any failure or alleged failure by Subsidiary in respect of the Business to comply with any law, regulation or order has been received by Subsidiary.

         4.11 Employee Benefit Plans.

                  4.11.1 Neither Parent, Subsidiary nor any ERISA Affiliate maintains any Employee Benefit Plans or collective bargaining agreements relating to the Business or covering any Transferred Employee.

                  4.11.2 There is no liability with respect to any such Employee Benefit Plan that will be imposed upon Buyer or Acquisition Sub.

                  4.11.3 There is no provision or condition with respect to any Employee Benefit Plan or applicable law that will require Buyer to assume or continue such Employee Benefit Plan following the Closing Date.

                  4.11.4 There is no Lien (statutory or otherwise) against any of the Assets arising out of any condition or set of circumstances with respect to any such Employee Benefit Plan.

                  4.11.5 There is no action, suit, claim or proceeding, pending or threatened, that would result in any liability with respect to any such Employee Benefit Plan against Buyer or Acquisition Sub.

                  4.11.6 Parent shall make health care continuation coverage as provided by Section 4980B of the Code (COBRA Coverage) available to M&A Qualified Beneficiaries with respect to the transactions contemplated by this Agreement.

         4.12 Employees. Section 4.12 of the Sellers Disclosure Schedule sets forth a true and complete list of all employees of Subsidiary as of the date hereof. None of Subsidiary's employees is represented by a union or other labor organization, nor are they covered by a collective bargaining agreement, and no union organizing efforts have been conducted within the last three years, or to the Knowledge of Subsidiary, are now being conducted with respect to its employees. Each of Subsidiary and Parent is in material compliance with all U.S. laws, regulations, ordinances, codes or other legally binding rules applicable to the Business with respect to its employees and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes (including Social Security and unemployment fund contributions remaining due and unpaid) with respect to the Employees, including, without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Federal Family Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act of 1987 (COBRA), the Affirmative Action Plan Requirements under executive Order 11246 and the Vietnam Veterans Era Readjustent Act, and any federal, state or local law. Neither Parent nor Subsidiary is in receipt of a complaint, demand letter or charge issued by a U.S. federal, state, provincial or local agency that alleges a material violation by Parent or Subsidiary of any applicable law or regulation respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes with respect to the Employees that has not been resolved. Neither parent nor Subsidiary has engaged in any plant closing, work force reduction nor other action that has resulted or could result in material liability under the Workers Adjustment and Retraining Notification Act or any state plant closing law, or has been issued any notice that such action is to occur in the future with respect to its employees. Subsidiary has not entered into any contractual agreements with its current employees restricting any of them from rendering or performing services for any other Person.

         4.13 Environmental Matters.

                  4.13.1 Subsidiary has no Knowledge of environmental conditions existing on or prior to the date hereof and arising or resulting from (i) the noncompliance by Subsidiary with any applicable Environmental Law; or (ii) the release of a Regulated Substance into the environment at or from Subsidiary's Property and, in either case, for which Subsidiary would, or would reasonably be expected to, be required to expend in excess of $25,000 in order to clean up any such Regulated Substance or in order to bring Subsidiary into compliance with any such Environmental Law.

                  4.13.2 To the Knowledge of Subsidiary, the Business has been operated at all times in material compliance with all applicable Environmental Laws.

                  4.13.3 To the Knowledge of Subsidiary: (i) Subsidiary has all material governmental licenses, permits and other authorizations required by all Environmental Laws necessary to conduct and operate the Business as currently conducted or operated, (ii) all such licenses, permits and other authorizations are in full force and effect, and (iii) Subsidiary is and at all times has been in material compliance with all such licenses, permits and other authorizations.

                  4.13.4 To the Knowledge of Subsidiary, Subsidiary is not presently generating, storing, handling, transporting, or disposing of any Regulated Substance on Subsidiary's

Property in material violation of any Environmental Laws or that would reasonably be expected to result in material liability under any Environmental Laws. Subsidiary has not in the past generated, stored, handled, transported or disposed of any Regulated Substance on its Property.

                  4.13.5 Subsidiary has provided to Buyer all documents in its possession relating to the environmental condition and regulation of its Property.

         4.14 Real Estate. Subsidiary does not own any real property. To Subsidiary's Knowledge, the buildings, fixtures and other improvements located on the real property that is subject to the Real Property Lease (the "Subsidiary Leased Real Property") are operational and are not in material violation, and Subsidiary and Parent have no Knowledge of, and have received no notice of, any material violation, of any applicable deed restriction, building code, zoning ordinance, covenant or other law, ordinance, rule or regulation. To Subsidiary's Knowledge, (i) all utilities required for the current operation of the improvements on the Subsidiary Leased Real Property are installed and operating,
(ii) all installation and connection charges have been paid in full, and (iii) the right to the return of any deposit or contribution in connection therewith shall inure as of the Closing Date to Acquisition Sub. Subsidiary is not in material default under, or in material breach of, and to Subsidiary's Knowledge, no other party is in material default under, or in material breach of, any of the terms, covenants, conditions, or restrictions of the Real Property Lease.

         4.15 Products; Regulation.

                  4.15.1 There have been no written notices, citations or decisions by any governmental or regulatory body that any Subsidiary Product or products sold by predecessor entities for which Parent or Subsidiary may be liable, is defective or fails to meet any applicable standards or other regulatory requirements promulgated by any such governmental or regulatory body. The Business has complied in all material respects with its policies, procedures and specifications with respect to design, manufacture, labeling, testing, inspection and sale of Subsidiary Products. There have been no recalls, field notifications or seizures ordered or, to the Knowledge of Subsidiary, threatened by any such governmental or regulatory body with respect to any of the Subsidiary Products. Subsidiary has not received any warning letter, or Section 305 notices from, or civil or criminal investigations by, the FDA.

                  4.15.2 The Subsidiary Products have been properly listed with the FDA and any other governments, state, local or foreign, requiring a similar listing. Each Subsidiary Product has all necessary and current marketing approvals or clearances by all governments, state, local or foreign, requiring such approvals or clearances in the jurisdictions where that Subsidiary Product is currently sold. All necessary amendments, supplements and reports required to keep the approvals and clearances current with the versions of the Subsidiary Products being marketed have been filed in a timely manner and are complete and accurate. Any changes in product design and manufacturing and quality assurance procedures have been filed in a timely manner.

                  4.15.3 All management, facilities, personnel, manufacturing, quality and other systems of Subsidiary regulated by the FDA and other similar regulatory agencies, either state, local or foreign, are in compliance with all regulatory requirements (e.g., the FDA's Quality System Regulation, ISO 9001 and EN46001) related to the Subsidiary Products.

                  4.15.4 Subsidiary has all necessary reimbursement and pricing authorizations from all regulatory agencies of the countries in which the Subsidiary Products are marketed and where such authorizations are required.

                  4.15.5 Subsidiary has complied with all incident and adverse-event (both injury and malfunction) reporting requirements to the FDA and similar state, local and foreign governmental agencies with respect to the Subsidiary Products.

                  4.15.6 Subsidiary's facilities have all necessary Permits for operation as a medical device manufacturing and/or distribution facility. Subsidiary has also obtained all necessary Permits from every country in which the Subsidiary Products are currently marketed, if such a Permit is required.

                  4.15.7 Subsidiary is in possession of and will, upon Buyer's request, provide to Buyer all supportive materials and data substantiating representations made to the FDA or other domestic or foreign governmental regulatory authority in its filings therewith, including any and all testing data in the possession, or under the control, of Subsidiary (but only to the extent used in the Business), whether or not submitted to the FDA or other domestic or foreign governmental regulatory authority. The Subsidiary Products perform in all material respects in compliance with the representations and performance specifications as contained in those filings. Subsidiary has provided Buyer with copies of all FDA Establishment Inspection Reports and Form FDA 483s in its possession and related to inspections of the Subsidiary Products. In addition, Subsidiary has provided Buyer with copies of all similar inspections and reviews by Subsidiary's EU conformity assessment body and any other governmental authorities who have inspected the Subsidiary Products to the extent in their possession or the possession of their Affiliates, agents or attorneys.

         4.16 Material Obligations. Subsidiary, in respect of the Business, has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), except (a) to the extent specifically reflected and accrued for or reserved against in the Subsidiary Financial Statements; (b) for Liabilities not required to be set forth on a balance sheet under U.S. GAAP; and (c) for Liabilities and obligations that have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice.

         4.17 Brokerage. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Parent or Subsidiary.

         4.18 Affiliated Transactions. Subsidiary is not a party to any transaction or commitment with any of its Affiliates with respect to the Business, and has no obligation or liability owing thereunder in respect of the Business, in excess of $50,000 that is not cancelable by Subsidiary on at least 60 days' notice without penalty.

         4.19 Insurance. Section 4.19 of the Sellers Disclosure Schedule lists the coverages and limits presently applicable to or including the operations and property of the Business, including an identification of those policies that are "claims made" and those that are "occurrence" policies. No claims have been made by Subsidiary with respect to the Business related to Subsidiary Products. Subsidiary has not received any notice of cancellation in respect of insurance coverage for operations, assets and properties relating to the Business. All premiums due and payable in respect of such insurance have been paid. There are no pending or, to the Knowledge of Subsidiary or Parent, threatened terminations or premium increases with respect to any such policies, and Subsidiary and Parent are in compliance with all material conditions contained therein. Complete copies of the insurance policies have been delivered to Buyer.

         4.20 Suppliers and Customers. Subsidiary has delivered to Buyer a complete list of its top ten suppliers and top ten customers identifying sales for calendar year 2002 and year-to-date through May 31, 2003, for the products of each such supplier and customer. No such customer or supplier has canceled or otherwise terminated, or threatened, verbally or in writing, to cancel or otherwise terminate, its relationship with Subsidiary during the last 12 months or has during the last twelve 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to Subsidiary or its usage or purchase of the services or products from Subsidiary, as the case may be. No such customer has notified Subsidiary of any material change in its arrangements with Subsidiary. To Subsidiary's Knowledge, no such customer has notified Subsidiary that it intends to cease purchasing or significantly reduce its purchase of Subsidiary Products from Subsidiary.

         4.21 Voting Requirement. The affirmative vote of the holders of two thirds of the issued and outstanding shares of common stock of Parent, voting as a single class, to approve the sale of the Assets and the other transactions contemplated hereby, is the only vote of the holders of any class or series of Parent's capital stock necessary in connection with this Agreement and the transactions contemplated hereby.

         4.22 Full Disclosure. No representation or warranty of Parent or Subsidiary contained in this Agreement contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect when made.

                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

         Except as otherwise set forth in the disclosure schedule delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement (the "Buyer Disclosure Schedule") or as otherwise described in the Buyer SEC Reports (defined in Section 5.12(a)), Buyer and Acquisition Sub jointly and severally represent and warrant to Sellers as follows:

         5.1 Authority; Organization and Qualification; Effect of Agreement.

                  5.1.1 Authority. Each of Buyer and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Buyer and Acquisition Sub of their obligations under this Agreement and the Ancillary Agreements and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub, and, except for the approval of the Buyer Shareholder Proposals by Buyer's shareholders, no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements and to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and Acquisition Sub and constitute the valid and binding obligations of Buyer and Acquisition Sub and are enforceable against Buyer and Acquisition Sub in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  5.1.2 Organization and Qualification. Each of Buyer and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota, and has full corporate power and authority to carry on its business as it is now being conducted. Each of Buyer and Acquisition Sub is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has delivered to Sellers true and complete copies of the articles of incorporation and bylaws of Buyer and Acquisition Sub.

                  5.1.3 Subsidiaries. Other than Acquisition Sub, Buyer does not have any subsidiaries or equity interest in any other corporation, partnership, joint venture, association, trust or other business association or entity.

                  5.1.4 Consents. No material consent, authorization, order or approval, or filing or registration with any governmental authority and no consent or authorization from any other entity or Person, is required for the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or Acquisition Sub, or the consummation of the transactions contemplated by this Agreement, excluding consents approving authorizations, exemptions and filings, if any, that Sellers are required to obtain or make.

                  5.1.5 No Violation. The execution, delivery and performance by Buyer and Acquisition Sub of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) in any material respect contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Acquisition Sub or to a loss of any benefit to which Buyer or Acquisition Sub is entitled under (i) any provision of applicable law or regulation (assuming the governmental consents referred to in Section 5.1.4 have been obtained); (ii) the articles of incorporation or bylaws of Buyer or Acquisition Sub; or (iii) any judgment, injunction, order or decree binding upon Buyer or Acquisition Sub; or (b) result in the creation or imposition of any Lien on any asset of Buyer or Acquisition Sub that would have a Material Adverse Effect on Buyer.

         5.2 Absence of Certain Developments. From March 31, 2003 to the date of this Agreement, Buyer has operated only in the ordinary course, and Buyer has not:

                  5.2.1 suffered any Material Adverse Effect;

                  5.2.2 been the subject of any inquiry or action taken or threatened by the FDA or any foreign regulatory authority having jurisdiction over similar matters, excluding observations of inspectors that have not resulted in any action, claim or investigation by the FDA or other regulatory authority; or

                  5.2.3 made any change in any method of accounting, except as required by U.S. GAAP.

         5.3 Patents, Trademarks and Copyrights. There are no claims or disputes pending or to Buyer's Knowledge, threatened, with third parties alleging that Buyer, on the one hand, or such third party, on the other hand, infringes on the other's Intellectual Property rights. All of the material Intellectual Property license agreements to which Buyer is a party are in full force and effect, and Buyer is not in material default under any of them nor, to the Knowledge of Buyer, is any other party to any such license agreement in material default thereunder. There are no outstanding orders, judgments or decrees restricting the use by Buyer of any Intellectual Property owned or licensed by Buyer. To Buyer's Knowledge, no interference actions are pending, and no notice has been received of an intention to provoke an interference action or to otherwise challenge the validity or priority of inventorship before the United States Patent and Trademark Office or other similar U.S. or foreign authorities with respect to any of Buyer's patents.

         5.4 Litigation. There are no claims, actions, suits, inquiries, investigations or proceedings pending, or to the Knowledge of Buyer, threatened relating to the business of Buyer or the transactions contemplated by this Agreement.

         5.5 Compliance with Laws. Buyer has complied in all material respects with all applicable laws, including any Medicare or Medicaid statutes, rules or regulations, Permits and orders of foreign, federal, state and local governments and all agencies thereof (including, without limitation, the FDA or any foreign regulatory authority having jurisdiction over similar matters) that affect Buyer's business or to which Buyer is subject, and no claims have been filed against Buyer alleging a violation of any such laws, regulations or orders. Since January 1, 2001 no notice, warning or other communication from any governmental authority in respect of any failure or alleged failure by Buyer to comply with any law, regulation or order has been received by Buyer.

         5.6 Products; Regulation.

                  5.6.1 Since January 1, 2001, there have been no written notices, citations or decisions by any governmental or regulatory body that any of the Buyer Products is defective or fails to meet any applicable standards or other regulatory requirements promulgated by any such governmental or regulatory body. Since January 1, 2001, there have been no recalls, field notifications or seizures ordered or, to the Knowledge of Buyer threatened by any such governmental or regulatory body with respect to any of the Buyer Products. Buyer has not received any warning letter, or Section 305 notices from, or civil or criminal investigations by, the FDA.

                  5.6.2 Buyer's Products have been properly listed with the FDA and any other governments, state, local or foreign, requiring a similar listing. All necessary amendments, supplements and reports required to keep the approvals and clearances current with the versions of Buyer's Products being marketed have been filed in a timely manner and are complete and accurate. Any changes in product design and manufacturing and quality assurance procedures have been filed in a timely manner.

                  5.6.3 Buyer has complied with all incident and adverse-event (both injury and malfunction) reporting requirements to the FDA and similar state, local and foreign governmental agencies with respect to Buyer's Products.

                  5.6.4 Buyer's facilities have all necessary Permits for operation as a medical device manufacturing and/or distribution facility. Buyer has also obtained all necessary Permits from every country in which the Buyer Products are currently marketed, if such a Permit is required.

         5.7 Brokerage. Except for its agreement with Franklin Capital Partners, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Buyer or Acquisition Sub.

         5.8 Suppliers and Customers. No material customer or supplier of Buyer has canceled or otherwise terminated, or threatened, verbally or in writing, to cancel or otherwise terminate, its relationship with Buyer during the last 12 months or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to Buyer or its usage or purchase of the services or products from Buyer, as the case may be. Buyer has not received any notification of any material change in its arrangements with customers or suppliers.

         5.9 Issuance of Shares. The shares of Buyer Common Stock to be issued pursuant to this Agreement are duly authorized and, when issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable.

         5.10 Anti-Takeover Provisions. The issuance of shares of Buyer Common Stock pursuant to this Agreement has been approved by a committee of the board of directors of Buyer formed pursuant to Section 302A.673, Subd. 1(d), of the Minnesota Statutes.

         5.11 Capitalization. As of the date of this Agreement, the authorized capital stock of Buyer consists of 9 million shares of common stock, $.01 par value per share ("Buyer Common Stock"), of which, as of the date of this Agreement, 4,739,293 shares are issued and outstanding, and 1 million shares of preferred stock, none of which, as of the date of this Agreement, is issued and outstanding. The authorized capital stock of Acquisition Sub consists of 100,000 shares of common stock, of which, as of the date of this Agreement, 1,000 shares are issued and outstanding and held by Buyer. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements, arrangements or commitments under which Buyer is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity or voting interests in, Buyer, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity or voting interests, except for options to purchase up to 646,500 shares of Buyer Common Stock as of the date of this Agreement.

         5.12 Buyer SEC Reports; Financial Statements.

         (a) All reports, registration statements and other filings (including amendments to previously filed documents) filed by Buyer with the United States Securities and Exchange Commission (the "SEC") from January 1, 2001 to the date of this Agreement are collectively called the "Buyer SEC Reports." No Buyer SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Buyer SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report filed before the date of this Agreement that has been superseded by a subsequent Buyer SEC Report filed before the date of this Agreement. From January 1, 2001 to the date of this Agreement, Buyer has filed all reports and other filings that it was required to file with the SEC under the Exchange Act, Securities Act and the rules and regulations of the SEC.

         (b) The audited financial statements and unaudited interim financial statements of Buyer included or incorporated in the Buyer SEC Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as indicated in the notes thereto); (ii) complied as of their respective dates in all material respect with applicable accounting requirements and published rules and regulations of the SEC with respect thereto; and (iii) fairly present, in all material respects, the financial position of Buyer as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

         (c) Buyer has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), except (a) to the extent specifically reflected and accrued for or reserved against in the audited financial statements or unaudited interim financial statements of Buyer included or incorporated in the Buyer SEC Reports; (b) for Liabilities not required to be set forth on a balance sheet under U.S. GAAP; and (c) for Liabilities and obligations that have arisen since March 31, 2003 in the ordinary course of business consistent with past practice.

         5.13 Voting Requirement. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Buyer present and entitled to vote at the Buyer's Shareholder Meeting, voting as a single class, to approve the Buyer Shareholder Proposals, is the only vote of the holders of any class or series of Buyer's capital stock necessary in connection with this Agreement and the transactions contemplated hereby.

         5.14 Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

         5.15 Full Disclosure. No representation or warranty of Buyer or Acquisition Sub contained in this Agreement contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect when made.

                                    ARTICLE 6
                                    COVENANTS

         6.1 Cooperation. Each of the parties will use its reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof and applicable law. Each of the parties will use its reasonable best efforts to obtain all governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and to cause the Closing to occur. Each party shall use its reasonable best efforts to obtain the consent or approval of third Persons to the transactions contemplated hereby with respect to the Assumed Contracts and Permits, but shall not be required to make any payments, other than incurring customary costs, to obtain such consents and approvals. If any consent or approval of any such third Person necessary or desirable to preserve for the Business any right or benefit is not obtained prior to the Closing, Sellers will, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent or approval as promptly thereafter as practicable. If such consent or approval cannot be obtained, Subsidiary shall use its reasonable best efforts to provide Acquisition Sub with the rights and benefits of the affected contract or Permit for the term of such contract or Permit.

         6.2 Conduct of Business. From the date hereof until the Closing, Sellers shall cause the Business to be conducted in the ordinary course consistent with past practice.

                  6.2.1 Without limiting the generality of Section 6.2, from the date hereof until the Closing, each Seller will use reasonable efforts to:

                  (a) preserve the Business as a whole intact;

                  (b) keep available the services of the present officers, employees and agents of the Business;

                  (c) except as provided in this Agreement, preserve the relationships with suppliers, customers, distributors, licensors and licensees and others having business dealings with the Business;

                  (d) collect the receivables of the Business in a manner consistent with past practice;

                  (e) maintain the assets, properties and interests of the Business in customary repair, order and condition;

                  (f) continue to compensate the employees of the Business in a manner consistent with past practice;

                  (g) maintain the books, accounts and records relating to the Business in accordance with past practice as used in the preparation of the Subsidiary Financial Statements;

                  (h) maintain and file, in accordance with Sellers' customary practice with respect to the Business, as they become due or require changes, all regulatory documents, in any country in which any Subsidiary Product is marketed; and

                  (i) promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article 4 hereof.

                  6.2.2 Without limiting the generality of Section 6.2, from the date hereof until the Closing, without the prior written consent of Buyer or unless otherwise contemplated or permitted by this Agreement, Subsidiary will not:

                  (a) amend its articles of incorporation or by-laws;

                  (b) merge or consolidate with any Person, acquire any stock or other ownership interest in any Person or substantially all of the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

                  (c) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) that are material to the Business, except agreements, commitments or contracts entered into in the ordinary course consistent with past practice;

                  (d) except as set forth on the purchase order commitments listed on Section 4.3 of the Sellers Disclosure Schedule, purchase any capital assets or make any capital expenditures in excess of $25,000 in the aggregate;

                  (e) enter into any transaction in violation of Medicare or Medicaid statute, rule or regulation; or

                  (f) enter into an agreement or commitment to do any of the foregoing.

         6.3 Access. Each party shall provide the other, its counsel, financial advisors, auditors and other authorized representatives, with such information as the other from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of the party, as the other from time to time may reasonably request, and will instruct its officers, counsel and financial advisors to cooperate with such investigation; provided that no investigation shall affect any warranties or representations given by a party in this Agreement and provided further, however, that any such investigation shall be conducted in such a manner so as not to interfere with a party's business operations.

         6.4 Transactions in Buyer's Securities. From the date of this Agreement until the earlier of (i) the termination of this agreement or (ii) the Closing, each Seller agrees that it and all of its representatives, officers, directors, agents or Affiliates will abstain from purchasing and selling, directly or indirectly, any securities of Buyer in the open market or otherwise. The restrictions in this paragraph are in addition to any obligation imposed upon Sellers under federal securities laws.

         6.5 Exclusivity. Until the Closing or earlier termination of this Agreement, neither Subsidiary nor Parent, nor any of their respective representatives, officers, directors, agents, or Affiliates will initiate, solicit or accept, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire all or any part of the business, assets, properties or associated technology rights of Subsidiary or the Parent Assets used in or held for use in Business, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (except for sales of inventory and obsolete equipment in the ordinary course of business) or enter into any agreement, arrangement or understanding requiring Subsidiary and Parent to abandon, terminate or fail to consummate a transaction with Buyer.

         6.6 Other Financial Statements. Sellers shall, after the date of this Agreement, use reasonable best efforts to cause to be delivered to Buyer all required financial statements and unqualified auditors opinions and consents for all SEC filings required to be made by Buyer as a result of this transaction, and to provide access to the work papers of Sellers' auditors for such purpose.

         6.7 Registration Statement, Joint Proxy Statement/Prospectus, and Related Matters.

                  6.7.1 As promptly as practicable after the date of this Agreement, Buyer and Sellers shall prepare, and Buyer shall file with the SEC, a joint proxy statement/prospectus (the

"Joint Proxy Statement Prospectus") to be sent to the shareholders of Buyer and Parent in connection with the meeting of Buyer's shareholders (the "Buyer Shareholders' Meeting") to vote on the approval of (a) the issuance of Buyer Common Stock under this Agreement in an amount equal to 20% or more of the outstanding shares of Buyer Common Stock and (b) an amendment to Buyer's articles of incorporation to increase the number of authorized shares of Buyer Common Stock to 20 million and the number of authorized shares of Buyer's preferred stock to 2 million (collectively, the "Buyer Shareholder Proposals"), and in connection with the meeting of Parent's shareholders (the "Parent Shareholders' Meeting") to vote on the approval of the sale of the Assets hereunder and the other transactions contemplated hereby, and Buyer shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Buyer Common Stock to be issued pursuant to this Agreement will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Buyer shall use reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the board of directors of Parent in favor of the sale of the Assets hereunder and the other transactions contemplated hereby and the unanimous recommendation of the board of directors of Buyer in favor of the Buyer Shareholder Proposals, provided that the board of directors of either Parent or Buyer may withdraw such recommendation if the board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of its recommendation is necessary for the board of directors to comply with its fiduciary duties under applicable law. Buyer shall make all other necessary filings with respect to this Agreement and the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

                  6.7.2 Sellers shall take such action as may be necessary to ensure that (a) the information to be supplied by Sellers for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (b) the information supplied by Sellers for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent or Buyer, and at the time of the Parent Shareholders' Meeting and the Buyer Shareholders' Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders' Meeting or Buyer Shareholders' Meeting that has become false or misleading. If at any time prior to the Closing any event relating to Sellers or any of their Affiliates, officers, or directors should be discovered by Sellers that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Sellers shall promptly so inform Buyer.

                  6.7.3 Buyer shall take such action as may be necessary to ensure that (a) the information to be supplied by Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (b) the information supplied by Buyer for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent or Buyer, and at the time of the Parent Shareholders' Meeting and the Buyer Shareholders' Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders' Meeting or Buyer Shareholders' Meeting that has become false or misleading. If at any time prior to the Closing any event relating to Buyer or any of its Affiliates, officers, or directors should be discovered by Buyer that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Buyer shall promptly so inform Sellers.

                  6.7.4 Parent and Buyer each shall call a meeting of shareholders to be held as promptly as practicable for the purpose of voting, in the case of Parent, on the sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby and, in the case of Buyer, upon the Buyer Shareholder Proposals. Subject to the provisions of Section 6.7.1 regarding the withdrawal of the recommendation, Parent and Buyer will, through their respective boards of directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the relevant board of directors shall have withdrawn its recommendation under Section 6.7.1, each of Parent and Buyer shall use reasonable best efforts to solicit from its shareholders proxies in favor of such matters.

                  6.7.5 Buyer shall use reasonable best efforts to cause the shares of Buyer Common Stock to be issued pursuant to this Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, before the Closing Date.

                  6.7.6 From and after the Closing and so long as necessary in order to permit Sellers' Affiliates to sell the shares of Buyer Common Stock received by them under this Agreement pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Buyer will use reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph
(c)(1) of Rule 144 under the Securities Act (or, if applicable, Buyer will use reasonable best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

         6.8 Patent and Trademark Assignments. Prior to the Closing, Subsidiary will cause to be filed with the U.S. Patent and Trademark Office those name-change or assignment documents necessary for all registered patents and trademarks (and applications for registered patents and trademarks) included in the Subsidiary Intellectual Property to be registered in the name of Subsidiary.

                                    ARTICLE 7
                              ADDITIONAL COVENANTS

         7.1 Sales and Other Tax. Buyer will pay, and shall indemnify and hold Sellers harmless against (a) transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, if any, fees and expenses and including any penalties, interest and additions to such tax and (b) all expenses incurred in the transfer of intellectual property, including, without limitation, the cost of all patent and trademark registrations contemplated hereby, in each case incurred in connection with this Agreement and the transactions contemplated hereby, except that Subsidiary will pay for and cause to be filed prior to Closing, all appropriate name change or assignment documents necessary to establish Subsidiary as the current assignee of all patents, patent applications and trademark applications and registrations included in the Subsidiary Assets.

         7.2 Non-Competition.

                  7.2.1 During the period from the date of this Agreement to and including the fifth anniversary of the date hereof (or, if not enforceable for such period in any country or jurisdiction, for such shorter period as shall be enforceable in such country or jurisdiction), Sellers shall not, nor shall they permit any of their Affiliates (while such Persons are Affiliates of a Seller) to, directly or indirectly, engage in the development, marketing, production, sale or distribution anywhere in the world of Competitive Products (as defined in this Section 7.2).

                  7.2.2 As used in Section 7.2.1, the phrase "directly or indirectly, engage in" includes any direct or indirect ownership, profit participation or other interest by Sellers, whether as owner, stockholder, partner, joint venturer, beneficiary or otherwise, in any Person; provided, however, that the foregoing provisions shall not prevent Sellers from investing in (a) any non-public company that competes with the Competitive Products where sales of Competitive Products account for less than one-third of the annual revenues of the company, so long as Sellers advise Buyer of the identity of such company and obtain the consent of Buyer, which will not be unreasonably withheld, and so long as Sellers deem Buyer to be a preferred source and use reasonable efforts to cause such company to purchase products or services from, or license its products or technologies to, Buyer or Acquisition Sub (to the extent that Buyer or Acquisition Sub is competitive in terms of price, quality, technology, and delivery), or (b) any public company, so long as Sellers' investment constitutes, in the aggregate, less than 5% of the outstanding securities or voting interest of any such company.

                  7.2.3 As used in this Section 7.2, "Competitive Products" means lead products and lead-delivery systems in the fields of cardiovascular and neurological stimulation, but specifically excludes systems such as implantable stimulators (including but not limited to implantable pulse generators and implantable cardioverter defibrillators), external programmers, interrogation and/or diagnostic devices, and other primarily electronic-or software-based systems used in cardiac rhythm management or neurostimulation applications.

         7.3 Non-Solicitation. Except for the transfer of the Transferred Employees as of the Closing Date, for a period of five years from the Closing Date, neither Parent nor its Affiliates, on the one hand, nor Buyer nor any of its Affiliates, on the other hand, may, without the prior written consent of the other, hire any person that is or was an employee of the other on or after the Closing Date.

         7.4 Trade Name.

                  7.4.1 Acquisition Sub is not acquiring the corporate name of Subsidiary or any corresponding logo, trade dress or trademark. Subsidiary hereby grants Acquisition Sub the license and right to use the trade name "BIOMEC Cardiovascular" and its logo and trade dress in the labeling, advertising, marketing and sale of products and in connection with conduct of the Business for a period of two years from the Closing Date. Any rights arising from such limited use of "BIOMEC Cardiovascular" shall inure to the sole benefit of Sellers, and all liability associated with such use shall be borne by Buyer and Acquisition Sub, except for such use that is in accordance with standards established by Parent. Parent and Buyer will cooperate to develop mutually agreeable language for or links from the Biomec.com internet site, indicating that the Business has been acquired by Buyer. Within five Business Days after the Closing Date, Sellers shall change the corporate name of Subsidiary to a name not similar to its current name that does not imply continuation of the Business by Subsidiary.

                  7.4.2 Acquisition Sub's limited right to use the trade name "BIOMEC Cardiovascular," shall be in accordance with the guidance and direction furnished by Parent. Parent shall have the right upon reasonable notice to Buyer and Acquisition Sub to inspect during regular business hours and monitor the quality of the usage of this name and the quality of any products and services with which this name is used to meet the quality control standards established by Parent, and Buyer and Acquisition Sub shall fully cooperate in this regard.

         7.5 Confidentiality.

                  7.5.1 Except as otherwise provided in this Agreement, after the Closing, Sellers shall not use or disclose to third Persons any information disclosed to and transferred and assigned, licensed or otherwise made available to Buyer or its Affiliates in connection with the Business and transfer of Assets hereunder. Without limitation, this obligation of confidentiality shall apply to information related to the Subsidiary Products and the business plans, strategies, technologies, and future business relationships of the Business. These obligations of confidentiality and non-use shall not apply to the extent any such information (a) is or becomes part of the public domain through no fault of the Sellers (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (b) after the Closing, comes into the possession of a Seller from a third Person, other than Buyer or its Affiliates, who was not, to Sellers' Knowledge, under a continuing obligation of confidence to the disclosing party; or (c) is disclosed by Sellers pursuant to any judicial compulsion, provided that Buyer is notified at the time such judicial action is initiated. Disclosures relating to the products and the business plans, strategies and future business relationships of Buyer or Sellers shall not be deemed to be in the public domain or in the possession of the receiving party merely because they are embraced (but not disclosed) by general disclosures in the public domain or in the possession of the receiving party.

                  7.5.2 Except as otherwise provided in this Agreement, after the Closing, Buyer and Acquisition Sub may not use or disclose to third Persons any information disclosed by Sellers to Buyer but not transferred or assigned to them hereunder. Without limitation, this obligation of confidentiality shall apply to information related to the products, business plans, strategies, technologies, and future business relationships of Sellers not related to the Business. This obligation of confidentiality and non-use shall not apply to the extent any such information (a) is or becomes part of the public domain through no fault of Buyer or Acquisition Sub (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (b) after the Closing, comes into the possession of Buyer or Acquisition Sub from a third Person, other than Sellers or their Affiliates, who was not, to Buyer's Knowledge, under a continuing obligation of confidence to the disclosing party; or (c) is disclosed by Buyer or Acquisition Sub pursuant to any judicial compulsion, provided that Sellers are notified at the time such judicial action is initiated.

                  7.5.3 Disclosures relating to the products, business plans, strategies and future business relationships of Buyer or Parent shall not be deemed to be in the public domain or in the possession of the receiving party merely because they are embraced (but not disclosed) by general disclosures in the public domain or in the possession of the receiving party.

                  7.5.4 Notwithstanding anything to the contrary in this Section
7.5 or in the letter agreement between Buyer and Sellers dated June 3, 2003, each party (and their employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

         7.6 Board Representation. Simultaneous with the Closing, Buyer will increase the size of its board of directors and appoint Trevor O. Jones, Chairman of Parent, or his successor as Chairman of Parent, as a director of Buyer. Buyer will continue to nominate and solicit proxies for re-election of the Chairman of Parent until the later of (a) the date on which the 2004 Contingent Payment is paid (or, if no 2004 Contingent Payment is due, March 31,
2005) or (b) such time as Sellers hold less than 5%, in the aggregate, of the outstanding voting power of Buyer. The board of directors of Buyer will take appropriate action to elect the Chairman of Parent as Vice Chairman of the board of directors of Buyer.

         7.7 Transferred Employees. Prior to Closing, Buyer will make offers of employment to all employees of Subsidiary and to the employee of Parent listed on Schedule 7.7. Each such employee (other than those employees who enter into employment agreements with Buyer) will be offered employment at his or her current salary or hourly rate and will be offered benefits such as health insurance, dental insurance, 401(k) and any other benefit offered to full-time employees of Buyer, on the same terms provided to full-time employees of Buyer (subject to any eligibility and waiting-period requirements; provided that Buyer will give such employees credit for service with Sellers to the extent permitted under such benefit plans). Buyer will honor all accrued and earned vacation for employees who accept the offer. To the extent an offer is accepted by any such employee, the employee shall be referred to as a "Transferred Employee."

         7.8 Insurance. Sellers shall deliver at Closing a Certificate of Insurance naming Buyer and Acquisition Sub as additional insureds under Sellers' products liability insurance policy. Sellers shall maintain such insurance with at least the coverage set forth in Exhibit 7.8 for a period of six years after the Closing Date.

         7.9 Unassignable Contracts. If any Assumed Contract is not capable of being assigned to Acquisition Sub without the consent or approval of another party thereto and such consent or approval has not been obtained prior to the Closing, then Acquisition Sub shall not be required to assume that contract under Section 1.1(a)(vii), and that contract will be deemed to be an Excluded Asset under Section 1.1(c)(vi). For any such contract, Acquisition Sub shall assume Subsidiary's obligations thereunder (but not the contract itself) accruing after the Closing Date, and the rights and benefits of Subsidiary thereunder arising after the Closing Date shall be included in the Assets. If, after the Closing, the parties obtain the required consent to assign any such contract to Acquisition Sub, then the contract shall be deemed to be an Assumed Contract and the post-assignment liabilities relating thereto shall be deemed to be Assumed Liabilities.

         7.10 Rule 145 Affiliates. Before the date of the Parent Shareholders' Meeting, Parent will deliver to Buyer a letter identifying all persons who are "affiliates" of Parent within the meaning of Rule 144 and Rule 145 under the Securities Act ("Parent Affiliates"). Parent will use reasonable best efforts to cause to be delivered to Buyer on or before the date of the Parent Shareholders' Meeting a letter agreement substantially in the form attached as Exhibit 7.10 from each of the Parent Affiliates.

         7.11 Voting Agreement. Each of Parent and Subsidiary (i) agrees that, except as provided in the next sentence, it will vote all shares of Buyer Common Stock owned by it in favor of the slate of director-nominees recommended by the board of directors of Buyer at any annual or special shareholder meeting held after the Closing Date (including the director-nominee described in, and for the period set forth in, Section 7.6) and (ii) agrees that, except as provided in the next sentence, it will, upon written request, appoint James Hartman (or such other person as may be designated in writing by the board of directors of Buyer) as proxy to vote its the shares in this manner at the meeting. Nothing in this
Section 7.11 requires Parent or Subsidiary, individually or collectively, however, (a) to vote more than 19.9% of the outstanding shares of Buyer in this manner, (b) to grant any proxy to any person if, as a result of the granting of the proxy, the person has the right to vote more than 19.9% of the outstanding shares of Buyer, if at such time, Buyer is subject to the provisions of Minnesota Statues Section 302A.671, or (c) to act in a manner that would conflict with the fiduciary duties of the board of directors of Parent or Subsidiary.

         7.12 Plan of Distribution. Without the prior written consent of Buyer, Sellers may not sell or otherwise transfer (except transfers from Subsidiary to Parent) the shares of Buyer Common Stock received pursuant to this Agreement except as provided in this Section 7.12. Sellers may not sell or otherwise transfer any such shares before April 1, 2004. From April 1, 2004 until October 31, 2004, Sellers may distribute, on a pro rata basis, up to 500,000 shares of

Buyer Common Stock to Parent's shareholders. On or within ten Business Days after April 1, 2005, Sellers shall distribute, on a pro rata basis, all of the remaining shares of Buyer Common Stock held by Sellers to Parent's shareholders.

                                    ARTICLE 8
                        CONDITIONS TO BUYER'S OBLIGATION

         The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer in writing), on or prior to the Closing Date, of all of the following conditions:

         8.1 Representations, Warranties and Covenants of Sellers. The representations and warranties of Sellers contained herein shall be true on and as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true as of such date), except to the extent that any inaccuracy in any such representation or warranty, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Business (provided that, solely for purposes of this Section 8.1, any representation or warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be read as if that qualifier was not present), and the Sellers shall each have, in all material respects, performed and complied with all of their agreements and covenants contained herein to be performed on or prior to the Closing Date.

         8.2 No Prohibition. No statute, rule or regulation or order of any court or administrative agency prohibiting consummation of the transactions contemplated hereby shall be in effect.

         8.3 Deliveries. Parent and Subsidiary shall each have made or caused to be made delivery to Buyer of the items set forth in Section 3.2.

         8.4 No Material Adverse Change. Since the date of this Agreement, no change in the business, financial condition, properties, operating results, assets, or customer base of the Business or other event or incident, other than the decision of Sellers to sell the Assets, shall have occurred that has had or would be reasonably likely to have a Material Adverse Effect on the Business.

         8.5 Shareholder Approval. The sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby shall have been approved by the shareholders of Parent and Subsidiary, and the Buyer Shareholder Proposals shall have been approved by the shareholders of Buyer.

         8.6 Other Approvals and Consents. All governmental filings, authorizations and approvals identified on Schedule 8.6 and all consents identified on Schedule 8.6 that are required for the consummation of the transactions contemplated hereby or to permit Acquisition Sub, after consummation of the transactions contemplated hereby, to carry on the Business in the manner now conducted, and will have been made or obtained.

         8.7 Research Agreement. Buyer and Parent shall have entered into a Research Agreement, substantially in the form of Exhibit 8.7.

         8.8 Employment Agreements. The letter agreements attached as Exhibits 8.8(a) and (b) with the persons named therein shall remain in effect as of the Closing Date (or have been replaced by the employment agreements described in those letter agreements).

         8.9 Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

                                    ARTICLE 9
                       CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Sellers in writing), on or prior to the Closing Date, of all of the following conditions:

         9.1 Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer and Acquisition Sub contained herein shall be true on and as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true as of such date), except to the extent that any inaccuracy in any such representation or warranty, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on Buyer (provided that, solely for purposes of this Section 9.1, any representation or warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be read as if that qualifier was not present), and Buyer shall have, in all material respects, performed and complied with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date.

         9.2 No Prohibition. No statute, rule or regulation or order of any court or administrative agency prohibiting consummation of the transactions contemplated hereby shall be in effect.

         9.3 Deliveries. Buyer shall have made or caused to be made delivery to Sellers of the items set forth in Section 3.3.

         9.4 No Material Adverse Change. Since the date of this Agreement, no change in the business, financial condition, properties, operating results, assets or customer base of Buyer or other event, or incident, other than the decision of Buyer to purchase the Assets, shall have occurred that has had or would be reasonably likely to have a Material Adverse Effect on Buyer.

         9.5 Shareholder Approval. The sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby shall have been approved by the shareholders of Parent and Subsidiary, and the Buyer Shareholder Proposals shall have been approved by the shareholders of Buyer.

         9.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

         9.7 Nasdaq National Market System. Buyer shall have applied and been approved for listing of Buyer Common Stock on the Nasdaq National Market System.

                                   ARTICLE 10
                       INDEMNIFICATION AND RELATED MATTERS

         10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party for a period of eighteen months after the Closing Date, except for claims based on intentional fraud, which shall survive until the expiration of the applicable statute of limitations. The agreements of indemnification in Sections 10.1 and 10.2 will remain effective in respect of claims made in writing as provided in Section
12.11 with respect to such representations and warranties prior to the expiration of the relevant survival period until such claims are finally determined and satisfied in full. All other covenants, agreements and indemnification obligations will survive indefinitely unless a different period is specified in this Agreement.

         10.2 Indemnification by Sellers. Subject to the terms, conditions, and limitations of this Article 10, Sellers shall, jointly and severally, indemnify and hold Buyer and its Affiliates, including, in each case, any of its or their respective directors, officers, employees and representatives, harmless from and against:

                  10.2.1 Losses resulting from any breach of any of the representations and warranties, covenants or other agreements of Sellers contained in this Agreement; and

                  10.2.2 Losses arising out of, related to or resulting from Excluded Liabilities.

         10.3 Indemnification by Buyer. Subject to the terms, conditions, and limitations of this Article 10, Buyer agrees to indemnify and hold Sellers and their Affiliates, including, in each case, any of its or their respective directors, officers, employees and representatives, harmless from and against:

                  10.3.1 Losses resulting from any breach of any of the representations and warranties, covenants or other agreements of Buyer contained in this Agreement;

                  10.3.2 Losses arising out of, related to or resulting from Assumed Liabilities; and

                  10.3.3 Losses arising out of, related to or resulting from the operation of the Business or the ownership of the Assets after the Closing Date, other that those Losses for which Sellers are obligated to indemnify Buyer under this Article 10.

         10.4 Limitations. Notwithstanding the provisions of Section 10.2, Losses for which Buyer or its Affiliates are entitled to indemnification as a result of a breach by Sellers of any representation or warranty of Sellers in
Article 4 of this Agreement shall not include the first $100,000 of Losses (the "Basket") or exceed one-half of the cash portion of the Closing Payment paid to Sellers at the Closing (the "Cap"); provided that the Basket and the Cap shall not apply to matters that may be covered by the representations and warranties but that are also Excluded Liabilities. No Losses shall be deemed to have been sustained by a party to the extent of (a) any tax savings actually realized by the party with respect thereto or (b) any proceeds received by the party from any third party, including any insurance carrier.

         10.5 Notice of Indemnification. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has Knowledge that is covered by this indemnity to be forwarded to the other party (the "Indemnitor") which notice, in the case of a claim arising under Section 10.2 or 10.3, must be received by the Indemnitor before the expiration of the relevant survival period set forth in
Section 10.1 or if no such period is specified, until the applicable period under the statute of limitations therefor has expired; provided, however, that no delay on the part of the Indemnitor in notifying the Indemnitee shall relieve the Indemnitor from any liability or obligation under this Article 10 except to the extent that the Indemnitor is damaged by the delay (but no such delay may extend the survival period set forth in Section 10.1 for the parties' representations and warranties). Any notice of a claim by reason of any of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

         10.6 Indemnification Procedure for Third-Party Claims. If an Indemnitee receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 10 (a "Third-Party Claim"), and the Indemnitee intends to seek indemnity pursuant to this Article 10, then the Indemnitee shall promptly provide the Indemnitor with notice of such action, proceeding, claim, penalty or assessment; provided, however, that no delay on the part of the Indemnitor in notifying the Indemnitee shall relieve the Indemnitor from any liability or obligation under this Article 10 except to the extent that the Indemnitor is damaged by the delay (but no such delay may extend the survival period set forth in Section 10.1 for the parties' representations and warranties). The Indemnitor shall have the right, by giving notice to the Indemnitee within 20 days after receipt of notice from the Indemnitee of a Third-Party Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any claim with respect to which it is the Indemnitor and to have the Indemnitee represented by counsel reasonably satisfactory to the Indemnitee, selected by the Indemnitor, provided that the Indemnitee may participate in any proceeding with counsel of its choice and at its expense; provided further that the Indemnitee, at any time when it reasonably believes that (i) the Indemnitor does not have the financial resources to defend against the claim and fulfill its indemnification obligations hereunder; or (ii) the Indemnitor is not conducting the defense of the Third-Party Claim actively and diligently, may conduct the defense of the Third-Party Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnitor may not enter into a settlement of any Third-Party Claim without the consent of the Indemnitee unless such settlement requires no restrictions of obligations upon the Indemnitee other than a monetary payment for which the Indemnitee is fully indemnified and that the Indemnitee may not enter into any settlement of any Third-Party Claim without the consent of the Indemnitor (which consent may not be unreasonably withheld). If the Indemnitee is controlling the defense, the Indemnitor may participate in such defense and settlement through counsel chosen by it or consent to any settlement of the Third-Party Claim, which consent shall not be unreasonably withheld. The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.

         10.7 Right to Offset. Buyer shall have the right to offset against any amount due under the Contingent Payments any amounts determined to be due Buyer from Sellers under this Article 10 by mutual agreement of Buyer and Sellers or by a final judgment (whether or not appealable) of a court of competent jurisdiction.

         10.8 Exclusive Remedy. From and after the Closing, the sole recourse and exclusive remedy of Buyer and its Affiliates against Sellers and their Affiliates, arising out of this Agreement or otherwise arising from the Buyer's acquisition of Assets, except for intentional fraud, shall be to assert a claim for indemnification under this Article 10.

                                   ARTICLE 11
                          TERMINATION PRIOR TO CLOSING

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  11.1.1 by the mutual written consent of the parties;

                  11.1.2 by Sellers or Buyer if (a) there has been a breach of a representation that has had or would be reasonably likely to have a Material Adverse Effect on the Business (with respect to a termination by Buyer) or on Buyer (with respect to a termination by Sellers) or (b) a breach of a material covenant on the part of the other party in the representations, warranties and covenants contained herein, unless, in the cause of clause (a) or (b), such breach is cured within 30 days of receipt of notice of such breach;

                  11.1.3 by Sellers or Buyer if the Closing has not occurred by December 31, 2003; provided that no party may terminate this Agreement pursuant to this clause if the party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before that date;

                  11.1.4 by Sellers or Buyer if there shall be any law or regulation that makes consummation of the acquisition of the Assets or any other material component of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or Sellers from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and non-appealable;

                  11.1.5 by Sellers or Buyer if (a) the shareholders of Parent fail to approve the sale of the Assets and the other transactions contemplated hereby at the first shareholders' meeting called for that purpose or any adjournment thereof or (b) the shareholders of Buyer fail to approve the Buyer Shareholder Proposals at the first shareholders' meeting called for that purpose or any adjournment thereof;

                  11.1.6 by Buyer if the board of directors of Parent withdraws or adversely modifies its recommendation that Parent shareholders approve the sale of the Assets and the other transactions contemplated hereby; or

                  11.1.7 by Sellers if the board of directors of Buyer withdraws or adversely modifies its recommendation that Buyer shareholders approve the Buyer Shareholder Proposals.

         11.2 Effects of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Sections 7.3, 7.5, 11.3 and 12.6; and (ii) that nothing shall relieve any party hereto for liability for any willful and material breach of this Agreement.

         11.3 Reimbursement.

                  (a) If this Agreement is terminated by Buyer under Section 11.1.6, then Sellers will promptly reimburse Buyer in immediately available funds an amount, not to exceed $225,000, equal to the documented out-of-pocket expenses of Buyer (including without limitation, printing fees, filing fees and fees and expenses of its attorneys, accountants and financial advisors) related to this Agreement and the transactions contemplated by this Agreement.

                  (b) If this Agreement is terminated by Sellers under Section 11.1.7, then Buyer will promptly reimburse Sellers in immediately available funds an amount, not to exceed $225,000, equal to the documented out-of-pocket expenses of Sellers (including without limitation, printing fees, filing fees and fees and expenses of its attorneys, accountants and financial advisors) related to this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement (including the exhibits and schedules hereto, the Sellers Disclosure Schedule, the Buyer Disclosure Schedule, the documents referred to herein and the other documents executed by the parties on the date hereof) contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

         12.2 Amendment; Waiver. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to be bound thereby. Waiver by a party of any breach of or failure to comply with any of the provisions of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations in whole or in part hereunder to one or more directly or indirectly wholly owned subsidiaries of Buyer without the consent of Sellers; provided, however, that such assignment shall not relieve Buyer of any of its obligations hereunder.

         12.4 Headings; Usage. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of those sections. The meanings of any terms defined herein are equally applicable to both the singular and plural forms of the terms defined.

         12.5 Cooperation. Each party hereto shall cooperate, shall take further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

         12.6 Expenses. Except as provided in Sections 7.1 and 11.3, each party shall bear its own costs and expenses in connection with the negotiation, preparation, performance and consummation of the transactions contemplated by this Agreement, including all taxes of any type, the fees and disbursements of all attorneys, accountants, appraisers, investment bankers and advisors retained by or representing them in connection with the preparation and performance of this Agreement.

         12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein without regard to the principles of any jurisdiction with respect to conflicts of laws.

         12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

         12.10 Interpretation. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of the interpretation requiring that documents be construed against the draftsman shall be inapplicable.

         12.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing, will be effective upon receipt, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile transmission, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.11):

         if to Parent, to:      BIOMEC Inc.
                                1771 East 30th Street
                                Cleveland, OH  44114
                                Attention: Trevor O. Jones
                                           Chairman and Chief Executive Officer

         if to Subsidiary, to:  BIOMEC Cardiovascular Inc.
                                7452 West 78th Street
                                Minneapolis, MN  55439
                                Attention: Vincent P. Owens
                                           President and Chief Executive Officer

         with a copy to:
                                Faegre & Benson LLP
                                2200 Wells Fargo Center
                                90 South Seventh Street
                                Minneapolis, MN 55402
                                Attention: Michael Stanchfield

         if to Buyer to:        Medamicus, Inc.
                                15301 Highway 55 West
                                Plymouth, MN  55447
                                Attention: James D. Hartman
                                           Chief Executive Officer

         with a copy to:
                                Lindquist & Vennum P.L.L.P.
                                4200 IDS Center
                                80 South Eighth Street
                                Minneapolis, MN 55402
                                Attention:  Barbara Lano Rummel


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


         12.12 Publicity. Upon execution of this Agreement, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of any recognized stock exchange.

         12.13 No Third-Party Beneficiary. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

         12.14 Disclosure Schedules. Matters reflected in the Sellers Disclosure Schedule or the Buyer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein. A disclosure made by Sellers or Buyer in any Section of its Disclosure Schedule that is sufficient to reasonably inform the other party of information required to be disclosed in another Section of its Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of its Disclosure Schedule.

         12.15 Buyer Guarantee. Buyer unconditionally guarantees to Sellers the full and punctual payment and performance, when due, by Acquisition Sub of all obligations, liabilities and covenants hereunder, including, without limitation, the Assumed Liabilities.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       MEDAMICUS, INC.

                                       /s/ JAMES D. HARTMAN
                                       --------------------
                                       By: James D. Hartman
                                           Chief Executive Officer


                                       MEDACQUISITION, INC.

                                       /s/ JAMES D. HARTMAN
                                       --------------------
                                       By: James D. Hartman
                                           Chief Executive Officer


                                       BIOMEC CARDIOVASCULAR INC.

                                       /s/   VINCENT P. OWENS
                                       ----------------------
                                       By: Vincent P. Owens
                                           President and Chief Executive Officer


                                       BIOMEC INC.

                                       /s/ TREVOR O. JONES
                                       -------------------
                                       By: Trevor O. Jones
                                           Chairman and Chief Executive Officer

                                    EXHIBIT 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meaning set forth below:

         "Affiliate" means as to any Person controlling, controlled by, or under common control with, such Person, any officer, director or executive employee of such Person, and any Employee Benefit Plan maintained by such Person (including, without limitation, related trusts and the fiduciaries thereof).

         "Assets" has the meaning given to it in Section 1.1(a).

         "Assumed Contracts" has the meaning given to it in Section 1.1(a)(vii).

         "Assumed Liabilities" has the meaning given to it in Section 1.2(a).

         "Assumption Agreement" means the Assumption Agreement to be executed by Buyer, Acquisition Sub and the Sellers on the Closing Date substantially in the form of Exhibit 3.2.8.

         "Business" has the meaning given to it in the second "WHEREAS" clause of the Agreement.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Minnesota or Ohio.

         "Buyer Products" means all products in development by or for Buyer and those produced, manufactured, marketed or distributed at any time by Buyer.

         "Closing" has the meaning given to it in Section 3.1.

         "Closing Balance Sheet" has the meaning given to it in Section 2.2.2.

         "Closing Date" has the meaning given to it in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competitive Products" has the meaning given to it in Section 7.2.3.

         "Dollars" and the symbol "$" means lawful currency of the United States of America.

         "Employee" means a current employee, including both active employees (including light-duty employees), inactive employees (including employees on a leave of absence, sick leave, short-term disability or worker's compensation disability on the Closing Date) working for Subsidiary or working for Parent primarily with respect to the Business as of the Closing Date,


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


and former employees (including retirees and employees on long-term disability) who worked primarily in the Business immediately before their termination of employment.

         "Employee Benefit Plan" means any agreement, plan, program, fund, policy, contract or arrangement (either written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or similar employee benefits covering any Employee, and the beneficiaries and dependents of the Employee, including without limitation, (i) any Employee Welfare Benefit Plan, whether or not terminated, including but not limited to any severance agreement or plan, any material fringe benefit plan or program, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, personnel policy, vacation time, holiday pay, bonus program, service award, moving expense reimbursement program or sick leave; (ii) any deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, whether or not terminated, including but not limited to any excess benefit plan, top hat plan, or deferred compensation plan, any Multiemployer Plan, defined contribution or defined benefit arrangements which are Employee Pension Benefit Plans; (iii) any other plan, program, policy, contract or arrangement, including but not limited to any bonus or incentive plan, stock options, restricted stock, stock bonus, deferred bonus plan, salary reduction agreement, change-of-control agreement, retention agreement, employment agreement, or consulting agreement with former Employees.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Environmental Condition" has the meaning given to it in Section
4.13.2.

         "Environmental Laws" means any and all applicable national, federal, state, foreign and local treaties, laws, regulations, ordinances, codes, standards or criteria, orders or decrees of any court, agency, entity, organization or authority, or of any jurisdiction where a party conducts its business pertaining to the public health and safety, workers health and safety and the pollution of or protection of the environment, including but not limited to those related to air, water, noise, odor, land, soil, pesticide, hazardous or toxic substances and wastes, in effect at the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any Person means any other Person that, together with the first Person, is treated as a single employer under Section 414 of the Code.

         "EU" means the European Union.

         "Excluded Assets" has the meaning given to it in Section 1.1(c).


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


         "Excluded Liabilities" has the meaning given to it in Section 1.2(b).

         "Gross Margins" has the meaning given to it on Schedule 2.5.2.

         "Intellectual Property" means all rights in patents, patent applications, invention disclosures, trademarks, service marks, applications and registrations for trademarks and service marks, copyrights, applications and registrations for copyrights, trade secrets, know-how, confidential information, and inventions.

         "Knowledge" of a Person means the actual knowledge of any officer or director of the Person.

         "Latest Balance Sheet" means the unaudited balance sheet of Subsidiary as of December 31, 2002.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured.

         "Lien" means any mortgage, claim, lien, pledge, charge, security interest, option, preemptive right, assessment, security interest, restriction on transfer or encumbrance of any kind, other than mechanics, warehousemen, materialman and similar liens and except for Tax liens (in each case for payments not yet delinquent).

         "Litigation" means any claim, action, suit or proceeding in any court or before any arbitrator or governmental body, agency or official.

         "Losses" means all Liabilities, obligations, duties, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

         "M&A Qualified Beneficiary" means a qualified beneficiary whose qualifying event occurred prior to or in connection with the transactions contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Assets.

         "Material Adverse Effect" means a material adverse effect on a party's ability to consummate the transactions contemplated hereby or on the business, financial condition, properties, operating results, assets or customer base of the Business in the case of the Business or the Buyer in the case of the Buyer, in each case taken as a whole, except to the extent that the adverse effect results from (a) general economic conditions or changes therein, (b) financial market fluctuations or conditions, (c) adverse economic or regulatory changes or effects in or affecting the medical device industry generally, or (d) the announcement of the transactions contemplated hereby.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Permits" has the meaning given to it in Section 4.10.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other such entity or government (whether domestic, foreign, federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

         "Property" means all real estate and property, including groundwater underlying the surface, now owned or leased by a party.

         "Regulated Substances" means toxic, radioactive or hazardous substances or wastes, pollutants or contaminants, including but not limited to: asbestos; urea formaldehyde; the group of organic compounds known as polychlorinated biphenyls; petroleum products including gasoline, fuel oil, crude oil and the various constituents of such products; and any substance or material the generation, storage, handling, release, disposal or cleanup of which is regulated by any Environmental Law.

         "Sellers" has the meaning given to it in the first WHEREAS clause.

         "Subsidiary Financial Statements" has the meaning given to it in
Section 4.2.

         "Subsidiary Products" means all products in development by or for Subsidiary for use in the Business and those produced, manufactured, marketed or distributed at any time by the Business.

         "Tax" or "Taxes" means with respect to any Person any federal, state, county, local or foreign income, gross receipts, profits, capital, franchise, estimated, alternative minimum, add-on minimum, estimated, sales, use, occupancy, transfer, registration, value added, ad valorem, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs, duties, levies, real property, personal property, capital stock, mercantile, social security (or similar), unemployment, disability, payroll, license, employment, employee or other withholding, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and whether computed on a separate, consolidated, unitary, combined or any other basis; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group, (as defined in Section 1504 of the Code) or being included (or required to be included) in any Tax Return relating thereto).

         "Tax Returns" means returns, amendments, statements, forms, information, elections, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Transferred Employee" has the meaning given to it in Section 7.7.

         "U.S. GAAP" means United States generally accepted accounting principles.